SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Check the appropriate box:
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[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

WINDSTREAM HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

4001 Rodney Parham Road
Little Rock, Arkansas 72212
Telephone: (501) 748-7000
www.windstream.com

_________________________

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To be Held May 14, 2015
10:00 a.m. (central time)

_________________________

To the Stockholders of Windstream Holdings, Inc.:

Notice Is Hereby Given That the 2015 annual meeting of stockholders (the “Annual Meeting”) of Windstream Holdings, Inc. (“Windstream”) will be held on Thursday, May 14, 2015, at 10:00 a.m. (central time). This year’s Annual Meeting will be a virtual meeting which means that you will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/WIN15. Because the Annual Meeting this year is virtual and being conducted electronically, stockholders will not be able to attend the Annual Meeting in person.

The Annual Meeting is being held for the following purposes:

1.	To elect the ten directors listed in the Proxy Statement to serve until the 2016 annual meeting of stockholders or until successors are duly elected or until their earlier removal, resignation, or death;
2.	To vote on a non-binding advisory resolution on executive compensation;
3.	To approve amendments to the Certificate of Incorporation and Bylaws of Windstream to enable stockholders to call special meetings of stockholders under certain circumstances;
4.	To approve amendments to the Certificate of Incorporation and Bylaws of Windstream to eliminate super-majority voting provisions;
5.	To ratify the appointment of PricewaterhouseCoopers LLP as Windstream’s independent registered public accountant for 2015; and
6.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

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Only holders of Common Stock of record at the close of business on March 19, 2015 are entitled to notice of and to vote during the Annual Meeting or at any adjournment or postponement thereof.

Beginning on [●], 2015, we began mailing to many of our stockholders a notice of internet availability of proxy materials. This notice contains instructions on how to access our Annual Meeting materials, including our Proxy Statement and Annual Report on Form 10-K, and to vote online. The notice also includes instructions on obtaining a paper copy of the Annual Meeting materials. All stockholders who do not receive such a notice will receive a full set of Annual Meeting materials in printed form by mail or electronically by e-mail.

You are cordially invited to attend the Annual Meeting. To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

YOUR VOTE IS IMPORTANT. Your failure to vote will constitute a vote AGAINST two important corporate governance proposals (see Proposal Nos. 3 and 4).

By Order of the Board of Directors,

Kristi Moody
Secretary

Little Rock, Arkansas
[●], 2015

Important notice regarding the availability of proxy materials for the 2015 Annual Meeting of Stockholders to be held on May 14, 2015: Windstream’s Proxy Statement and Annual Report to security holders for the fiscal year ended December 31, 2014 are also available at www.windstream.com/investors.

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PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement, but does not contain all of the information you should consider before voting your shares. For more complete information regarding the proposals to be voted on at the Annual Meeting and our fiscal year 2014 performance, please review the entire proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

INFORMATION ABOUT OUR 2015 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, May 14, 2015
Time:	10:00 a.m. (central time)
Location:	Via the internet: www.virtualshareholdermeeting.com/WIN15
Record Date:	Holders of our common stock at the close of business on March 19, 2015 may vote during the Annual Meeting

STOCKHOLDER FORUM

You can access these materials and vote by accessing our online stockholder forum at www.theinvestornetwork.com/forum/WIN. To access the forum, you must have your control number, which can be found on your notice of Internet availability of the proxy materials, proxy card or voting instruction form.

ADVANCE VOTING

Even if you plan to attend the Annual Meeting virtually via the internet, please vote right away. You can vote in advance using one of the following advance voting methods:

●	Visit the website listed on your proxy card/voting instruction form to vote online.
●	Call the telephone number on your proxy card/voting instruction form to vote by telephone.
●	Sign, date and return your proxy card/voting instruction form in the enclosed envelope by mail.

PROPOSALS AND VOTING RECOMMENDATIONS

Proposal		Board Recommendation	Votes Required for Approval	Page #
1.	Election of the ten directors listed in this Proxy Statement	FOR	Majority of votes cast	[●]
2.	Advisory vote on executive compensation	FOR	Majority of votes cast	[●]
3.	Amendments to enable stockholders to call special meetings	FOR	66 2/3% of shares issued and outstanding	[●]
4.	Amendments to eliminate super-majority voting provisions	FOR	66 2/3% of shares issued and outstanding	[●]
5.	Ratification of appointment of independent accountant	FOR	Majority of votes cast	[●]

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DIRECTOR NOMINEES

The following table contains information about the ten candidates who have been nominated for election to our board of directors. Each nominee is currently a director of Windstream.

Name	Age	Director Since	Independent	Audit Committee	Governance Committee	Compensation Committee
Carol B. Armitage	57	2007	Yes	✓	✓C
Samuel E. Beall, III	64	2006	Yes			✓C, S
Francis X. (“Skip”) Frantz	61	2006	Yes	✓C, FE
Jeffrey T. Hinson, Chairman	60	2006	Yes
Judy K. Jones	71	2006	Yes	✓FE	✓
William G. LaPerch	59	2014	Yes		✓	✓S
William A. Montgomery	66	2006	Yes		✓	✓S
Michael G. Stoltz	64	2014	Yes	✓FE
Anthony W. Thomas	43	2014	No
Alan L. Wells	55	2010	Yes

C – Chairperson	FE – Audit Committee Financial Expert	S – Member of 162(m) Subcommittee

CORPORATE GOVERNANCE HIGHLIGHTS

Windstream is committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens Board of Directors and management accountability, and helps build public trust in Windstream. Highlights of our corporate governance practices include:

Board Independence	●	9 out of 10 directors are independent
	●	CEO is the only management director
Board Composition	●	Director resignation policy for directors who fail to receive majority of votes cast
	●	The Board regularly assesses its performance through board and committee self-evaluations
	●	Governance Committee takes a leading role in considering Board structure and refreshment in light of company circumstances
Leadership Structure	●	Separation of Chairman and CEO roles since company inception
	●	Structure contributes to effective Board oversight of management and significant independent director leadership
Risk Oversight	●	Board oversees management risk oversight responsibilities
	●	Involvement at both full Board and key committee level
	●	Board reviews annual risk assessment prepared by Internal Audit Department
Stockholder Attributes	●	Company support of governance changes (e.g., special meeting rights, elimination of supermajority provisions) in light of stockholder feedback
	●	Robust stockholder engagement program
	●	Interactive online forum allows for stockholder participation and questions; designed to drive voter turnout
	●	Annual stockholder advisory vote on executive compensation
	●	No poison pill
Succession Planning	●	Governance Committee monitors succession planning processes

We are responsive to stockholder concerns. Based on stockholder approval of a proposal in 2013, we implemented “majority of votes cast” as our general voting standard and, at the 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”), recommended to stockholders amendments to Windstream’s charter and bylaws to eliminate “super-majority” voting requirements. Also at the 2014 Annual Meeting, we recommended to stockholders amendments to Windstream’s charter and bylaws that would enable stockholders holding 20% or more of our outstanding common stock to call a special meeting of stockholders under certain circumstances. While both of these proposals failed to garner the support necessary to pass (both requiring approval by 66 2/3% of our outstanding common stock), the proposals received the support of 47.75% and 48.27% of our outstanding common stock, respectively, and of those that did vote approximately 98% of the votes cast were in support of each proposal at the 2014 Annual Meeting (excluding abstentions and broker non-votes).

Considering the level of support for those proposals, we are again presenting them for stockholder approval at the Annual Meeting. This year’s proposal regarding elimination of Windstream’s “super-majority” voting requirements also includes proposed amendments to Windstream’s charter and bylaws to lower the stockholder approval requirement for bylaws amendments from the affirmative vote of a majority of Windstream’s outstanding common stock (the current standard for amending the bylaws) to a majority of the votes cast. For more information on these amendments, refer to Proposal 3 (regarding amendments to Windstream’s charter and bylaws to enable stockholders to call special meetings) and Proposal 4 (regarding amendments to Windstream’s charter and bylaws to eliminate “super-majority voting” requirements) in this Proxy Statement on pages [●] and [●], respectively.

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In an effort to obtain stockholder approval of Proposals No. 3 and 4, we have implemented measures to increase voter participation, including:

●	providing stockholders an interactive stockholder forum, which allows validated stockholders the ability to learn more about our Company and submit questions in advance of the meeting;
●	hosting the Annual Meeting online, which we believe will allow more stockholders to attend and vote during the meeting; and
●	conducting face-to-face meetings with certain of our larger stockholders to discuss their questions and concerns regarding these Proposals.

STOCKHOLDER OUTREACH

We are committed to an ongoing dialogue with our stockholders, and value their input on governance and compensation matters. In the first quarter of 2015, Windstream management reached out to stockholders representing approximately 32% of our outstanding shares to ensure that we understand and, to the extent possible, address our stockholders’ concerns and observations with respect to our governance and compensation policies.

2014 EXECUTIVE COMPENSATION

Our compensation objectives are to pay for performance, align management’s interests with those of our stockholders, and attract and retain key executives. Highlights of our compensation practices include:

What We Do:		What We Don’t Do:

✓	Link pay to performance	x	No dividends on unvested performance-based restricted
✓	Employ a clawback policy		stock
✓	Maintain robust stock ownership guidelines	x	No excise tax gross-ups in any circumstance
✓	Utilize independent compensation consultants	x	No hedging transactions for directors and executive
✓	Regularly evaluate equity plan overhang levels and		officers
	run rates	x	No special perquisites for former executives

Overview of 2014

The Windstream Board of Directors believes that the 2014 actual pay results are aligned with the Company’s actual 2014 performance results and support the view that the executive compensation program overseen by the Compensation Committee creates a strong linkage between pay and performance. Windstream’s financial and operating performance fell short of expectations during 2014, and this performance resulted in a significant reduction in executive compensation payouts compared to the target opportunities available to our executives.

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In addition, in 2014, the Board and Mr. Jeffery R. Gardner, who had served as Windstream’s CEO since its formation in 2006, each determined a change in perspective was needed in order to accelerate the pace of change within the Company and to more effectively respond to the rapidly evolving needs of our customers. As a result, effective December 11, 2014, Mr. Gardner resigned as President and Chief Executive Officer, and Mr. Anthony W. Thomas was appointed President and Chief Executive Officer. The Board believes that Mr. Thomas is the right executive to lead Windstream and position the Company for long-term success.

Elements of 2014 Compensation. Consistent with our historical compensation practices, our fiscal 2014 executive compensation program, which is discussed in detail in this Proxy Statement under the section titled “Compensation Discussion and Analysis,” featured the following attributes:

At Risk Compensation	A substantial portion of our executive officers’ compensation in 2014 was at-risk through allocation of short-term cash incentives and long-term equity-based incentives.
Base Salary	Base salaries for executive officers not receiving promotions in fiscal 2014 were subject to modest increases.
Incentive Awards

As with previous years, executive officers participated in short term and long term incentive programs in 2014 based principally on Windstream’s achievement of certain Adjusted OIBDA amounts (OIBDA is operating income before depreciation and amortization). The Compensation Committee sets target amounts for Adjusted OIBDA, and the other incentive award performance measures, at levels it believes are difficult but achievable and designed to drive industry leading results.

Illustrative of our goal to link pay to performance, because operating results fell below expectations in fiscal 2014, our executive officers’ cash bonuses fell well below their targeted amounts and no performance units allocated to the 2014 performance period vested – which represented approximately 50% of total equity awards scheduled to vest during such time for our executive officers.

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2014 COMPANY PERFORMANCE

Financial Performance

During 2014, Windstream delivered $5.8 billion in total annual revenue, representing a decline of 2.6% year-over-year. Adjusted OIBDA totaled $2.1 billion, equating to margins of 36.7%, which were aided by disciplined cost management. Windstream generated substantial adjusted free cash flow, which totaled $794 million for the year. We returned approximately $600 million to our stockholders, representing a payout ratio or 76%. Operating income for 2014 was $507.1 million (a reconciliation of Adjusted OIBDA and adjusted free cash flow to operating income is set forth on Appendix A to this Proxy Statement.)

Strategic Highlights

During 2014, Windstream announced plans to spin off certain network assets including fiber, copper, real-estate and other fixed assets into an independent, publicly traded real estate investment trust, or REIT, named Communications Sales & Leasing, Inc. (“CS&L”). Windstream and CS&L will enter into a long-term, exclusive lease allowing Windstream to operate the network and continue to provide advanced network communications services to businesses and consumers. CS&L will become a new publicly traded real-estate investment trust that invests in telecom assets.

Following the spin-off, Windstream stockholders will continue to own their Windstream shares and will also receive 1 share of CS&L for every 5 Windstream shares held.

Transaction Provides Multiple Benefits to Investors and Customers

✓	Improves Windstream’s financial position and enables the Company to reduce debt by roughly 50%
✓	Allows increased investments to drive growth, improve long-term competitiveness, and enable Windstream to better meet customers’ changing needs
✓	Creates two focused businesses with separate paths for growth
✓	Unlocks stockholder value by providing the ability to evaluate each entity separately using valuation techniques aligned with each company’s asset mix, business outlook and strategic objections

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4001 Rodney Parham Road
Little Rock, Arkansas 72212
Telephone: (501) 748-7000
www.windstream.com
________

PROXY STATEMENT
________

Why am I receiving Windstream’s Annual Meeting materials?

Windstream Holdings, Inc. (“Windstream” or the “Company”) delivered these materials to you in connection with Windstream’s solicitation of proxies for use at the 2015 annual meeting of stockholders (the “Annual Meeting”) to be held on May 14, 2015 at 10:00 a.m. (central time), and at any postponement(s) or adjournment(s) thereof. These materials were first sent or made available to stockholders on [•], 2015. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement (this “Proxy Statement”). The Annual Meeting will be held via the internet at www.virtualshareholdermeeting.com/WIN15.

Why did I receive a notice of online availability of proxy materials instead of a full set of Windstream’s Annual Meeting materials, or vice versa?

In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), we are providing online access to Windstream’s Annual Meeting materials over the internet to many of our stockholders (other than those who previously requested electronic or paper delivery or to whom we have elected to furnish a full set of materials). We mailed to these stockholders a notice of online availability of proxy materials containing instructions on how to access our Annual Meeting materials, including this Proxy Statement and our annual report, and to vote online, as well as instructions on obtaining a paper copy of the materials, including a proxy card. The notice also instructs stockholders on how to request delivery of proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. All stockholders who did not receive this notice will receive a full set of the Annual Meeting materials in printed form by mail or electronically by e-mail.

What is included in Windstream’s Annual Meeting materials?

Windstream’s Annual Meeting materials include:

●	This Proxy Statement for the Annual Meeting;
●	Windstream’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “Annual Report”); and
●	If you received a full set of Windstream’s Annual Meeting materials, the proxy card or, if you are a beneficial owner of shares held in street name, a voting instruction form.

What items will be voted on at the Annual Meeting?

Stockholders will vote on five items at the Annual Meeting as summarized in the Notice for the Annual Meeting accompanying this Proxy Statement.

Who may vote during the Annual Meeting?

Each share of Windstream’s common stock has one vote on each matter. Only stockholders of record as of the close of business on March 19, 2015 (the “Record Date”) are entitled to receive notice of and to vote during the Annual Meeting. As of the Record Date, there were [●] shares of Windstream’s common stock issued and outstanding, held by [●] holders of record.

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How can I access the stockholder forum?

Stockholders may access our stockholder forum at www.theinvestornetwork.com/forum/WIN. The forum provides validated stockholders the ability to learn more about our Company and submit questions in advance of the Annual Meeting. Stockholders may also view Windstream’s proxy materials, vote online, and access the live webcast of the meeting through the stockholder forum. To access the forum, you must have your control number available, which can be found on your notice of internet availability of the proxy materials, proxy card or voting instruction form.

How can I attend the Annual Meeting?

Stockholders may attend the Annual Meeting virtually via the internet at www.virtualshareholdermeeting.com/WIN15. In order to vote or submit a question during the meeting, you will need to follow the instructions posted at www.virtualshareholdermeeting.com/WIN15 and will need the control number provided on your notice of internet availability of the proxy materials, proxy card or voting instruction form. Broadridge Financial Solutions is hosting our virtual annual meeting and, on the date of the Annual Meeting, will be available via telephone at 1-855-449-0991 to answer your questions regarding how to attend and participate in the Annual Meeting virtually via the internet.

If I am unable to attend the Annual Meeting on the internet, can I listen to the Annual Meeting by telephone?

Yes. Although you will not be considered present at the Annual Meeting and will not be able to vote unless you attend the Annual Meeting via the internet, stockholders unable to access the Annual Meeting on the internet will be able to call 1-877-317-6789 and listen to the Annual Meeting if they provide the control number that appears on the proxy card or the voting instructions. If you do not intend to attend the Annual Meeting, it is important to vote in advance of the Annual Meeting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with Windstream’s transfer agent, Computershare Investor Services, LLC (“Computershare”), you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by Windstream.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.”

If I am a stockholder of record of the Company’s shares, how do I vote?

If you are a stockholder of record, there are four ways to vote:

●	During the Annual Meeting. You may vote virtually via the internet at the Annual Meeting by following the instructions for attending and voting at the Annual Meeting posted at www.virtualshareholdermeeting.com/WIN15. All proxy cards and ballots must be received by the independent inspector before the polls close at the meeting.
●	Via Online. You may vote online prior to the Annual Meeting by proxy via the internet by following the instructions provided in the proxy card, the notice of availability of proxy materials, or by following the instructions at our stockholder forum at www.theinvestornetwork.com/forum/WIN.
●	By Telephone. You may vote by proxy by calling the toll free number found on the proxy card.
●	By Mail. You may vote by proxy by following the instructions provided in the proxy card.

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If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, there are four ways to vote:

●

During the Meeting. If you desire to vote virtually via the internet at the meeting, please follow the instructions for attending and voting at the Annual Meeting posted at www.virtualshareholdermeeting.com/WIN15. All proxy cards and ballots must be received by the independent inspector before the polls close at the meeting.

●

Via Online. You may vote online prior to the Annual Meeting by proxy via the internet by following the instructions provided in the voting instruction form, the notice of online availability of proxy materials, or by following the instructions at our stockholder forum at www.theinvestornetwork.com/forum/WIN.

●	By Telephone. You may vote by proxy by calling the toll free number found on the voting instruction form.
●	By Mail. You may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of the outstanding shares of Common Stock entitled to vote must be present or represented by proxy to hold the Annual Meeting. This is called a “quorum.” Your shares will be counted for purposes of determining if there is a quorum if you:

●	Are entitled to vote and you are present or represented by proxy at the Annual Meeting; or
●	Have properly voted online, by telephone or by submitting a proxy card or voting instruction form by mail.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted by the proxies named therein and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

●	Indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board; or
●	Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders on the proxy card will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote during the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

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Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of PricewaterhouseCoopers LLP as Windstream’s independent registered public accountant for 2015 (Proposal No. 5) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 5. All other matters to be voted on at the Annual Meeting are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with all proposals other than Proposal No. 5.

What is the voting requirement to approve each of the proposals?

Election of Directors. Windstream’s Bylaws require that, in an uncontested election, each director be elected by the affirmative vote of a majority of the votes cast for his or her election. In other words, election of a director nominee requires that the number of shares voted “for” his or her election must exceed the number of votes cast “against” such election. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the election of directors will be decided by a plurality voting standard, under which the nominees who receive the greatest number of votes cast for their election would be elected as directors. The 2015 election has been determined to be an uncontested election, and the majority-of-votes-cast standard will apply.

If a nominee who is presently serving as a director is not elected at an annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected by a majority of the votes cast. In that situation, the Governance Committee of the Board of Directors would consider the director’s tendered resignation and make a recommendation to the Board on whether to accept or reject the resignation or take other action. The Board will act on the Governance Committee’s recommendation within 90 days from the date the election results are certified and then publicly disclose its decision and the rationale behind it. If a nominee who was not already serving as a director fails to receive a majority of votes cast at an annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” All director nominees nominated by the Board for election at the Annual Meeting are currently serving on the Board.

Other Matters. The stockholder vote required to approve each of the other proposals is set forth below.

Proposal		Votes Required for Approval
2.	Advisory vote on executive compensation	Majority of votes cast
3.	Amendments to enable stockholders to call special meetings	66 ⅔% of shares issued and outstanding
4.	Amendments to eliminate super-majority voting provisions	66 ⅔% of shares issued and outstanding
5.	Ratification of appointment of independent accountant	Majority of votes cast

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How are broker non-votes and abstentions treated?

Broker non-votes and abstentions (which occur when a stockholder chooses to abstain from voting on any or all proposals) are counted for purposes of determining whether a quorum is present. However, broker non-votes and abstentions will have no effect on certain of the proposals presented in this Proxy Statement because they are not considered “votes cast” under the “majority of votes cast” voting standard. The effect of broker non-votes and abstentions on each of the proposals presented in this Proxy Statement is as follows:

Broker
Proposal		Non-Votes	Abstentions
1.	Election of directors	No effect	No effect
2.	Advisory vote on executive compensation	No effect	No effect
3.	Amendments to enable stockholders to call special meetings	Vote against	Vote against
4.	Amendments to eliminate super-majority voting provisions	Vote against	Vote against
5.	Ratification of appointment of independent accountant	Not Applicable	No effect

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote during the Annual Meeting. You may change your vote on a later date via the internet or by telephone (in which case only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting virtually via the internet at www.virtualshareholdermeeting.com/WIN15. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote during the Annual Meeting or specifically request that your prior proxy be revoked by delivering written notice to the Company’s Corporate Secretary prior to the Annual Meeting.

Is my vote important?

Yes. The agenda for this Annual Meeting contains two important corporate governance proposals (Proposals No. 3 and 4) which require the affirmative vote of 66 ⅔% of our outstanding shares. If you fail to vote, it will have the effect of a vote AGAINST these important proposals.

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BOARD AND BOARD COMMITTEE MATTERS

The number of directors that serve on the Windstream Board of Directors is currently set at ten and may be fixed from time to time in the manner provided in Windstream’s Bylaws. Our Board currently consists of: Carol B. Armitage, Samuel E. Beall, III, Francis X. (“Skip”) Frantz, Jeffrey T. Hinson, Judy K. Jones, William G. LaPerch, William A. Montgomery, Michael G. Stoltz, Anthony W. Thomas and Alan L. Wells. Each director, with the exception of Messrs. LaPerch, Stoltz and Thomas, was elected at the 2014 Annual Meeting. Messrs. LaPerch and Stoltz were appointed to serve on our Board effective September 9, 2014, and Mr. Thomas was appointed to serve on the Board effective December 11, 2014, in connection with his appointment as President and Chief Executive Officer (CEO) of Windstream.

Independence. The Windstream Board of Directors has affirmatively determined that all directors, except Mr. Anthony W. Thomas, are independent directors under NASDAQ listing standards. In making these determinations, the Board considered the types and amounts of the commercial dealings between the Company and its business partners with which the directors are affiliated. All transactions with these business partners were entered into in the ordinary course of business, the amounts involved are not material and none of these individuals has a personal interest in the respective relationships. The Board of Directors determined that none of these relationships constitutes a “related-person transaction” under applicable SEC rules or would interfere with the directors’ exercise of independent judgment in carrying out their responsibilities as directors.

Leadership Structure. Since the inception of Windstream, the positions of Chief Executive Officer and Chairman have been held by separate individuals. Mr. Jeffery R. Gardner served as Windstream’s CEO from 2006 until his resignation, and Mr. Thomas’s appointment as Windstream’s CEO, on December 11, 2014. Mr. Hinson, an independent director, is the current Chairman of the Board. The Board of Directors continues to believe this board leadership structure improves the ability of the Board of Directors to exercise its oversight role over management and ensures a significant role for independent directors in the leadership of Windstream. Having an independent Chairman also strengthens Windstream’s corporate governance structure by allowing the Chairman to convene executive sessions with independent directors.

Executive Sessions. The Windstream Corporate Governance Board Guidelines specify that the independent directors of the Board must meet at regularly scheduled executive sessions without management and that an independent director, or the Lead Director, selected from time to time by the independent directors shall preside at executive sessions of independent directors. The Windstream Board of Directors has designated Mr. Hinson to serve as the Lead Director. During 2014, executive sessions of the independent directors generally occurred at the start of or the end of each regular meeting of the Board.

Board Meetings. During 2014, there were nineteen meetings of Windstream’s Board of Directors. All of the directors attended 75% or more of the meetings of the Board and Board committees on which they served during the periods in which they served. Directors are expected to attend each annual meeting of stockholders. At the 2014 Annual Meeting, all directors then serving on the Board were in attendance.

Board Committees. The standing committees of the Windstream Board of Directors are the Audit Committee, Compensation Committee and Governance Committee. Each of the Audit, Compensation and Governance Committees has a written charter and is comprised entirely of directors who the Board has determined are independent under applicable NASDAQ listing standards. A brief description of the functions of the Audit, Compensation and Governance Committees is set forth below.

Audit Committee. The Audit Committee held four meetings during 2014. The Audit Committee assists the Windstream Board of Directors in overseeing Windstream’s consolidated financial statements and financial reporting process, disclosure controls and procedures and systems of internal accounting and financial controls, independent accountant’s engagement, performance, independence and qualifications, internal audit function, and legal and regulatory compliance and ethics programs as established by Windstream management and the Board of Directors. The members of the Audit Committee are Messrs. Frantz, as Chair, and Stoltz and Mses. Armitage and Jones. Until August 6, 2014, Mr. Wells served as a member of the Audit Committee. As previously announced, Mr. Frantz will serve as chairman of the Board of Directors of Communications Sales & Leasing, Inc., a Maryland corporation and wholly-owned subsidiary of Windstream (“CS&L”), following Windstream’s proposed spin-off of CS&L as an independent, publicly-traded real estate investment trust. If the spin-off is consummated and Mr. Frantz joins the CS&L Board of Directors, Mr. Frantz will not stand for re-election at the Annual Meeting, and Mr. Stoltz will assume the role of chair of the Audit Committee. The Windstream Board of Directors has determined that each of Mr. Frantz, Ms. Jones and Mr. Stoltz is an “audit committee financial expert,” as defined by the rules of the SEC.

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Compensation Committee. The Compensation Committee held seven meetings during 2014. The Compensation Committee assists the Windstream Board of Directors in fulfilling its oversight responsibility related to the compensation programs, plans, and awards for Windstream’s directors and principal officers. For more information regarding the Compensation Committee, see “Compensation Discussion and Analysis.” The members of the Compensation Committee are Messrs. Beall, as Chair, LaPerch, and Montgomery. Mr. Dennis Foster served as a member of the Compensation Committee during 2014 and 2015, until his resignation from the Board effective February 1, 2015. Mr. Wells served as a member until August 6, 2014.

Compensation Committee Interlocks and Insider Participation. As stated above, during 2014 the Compensation Committee consisted of Messrs. Beall, Foster, Montgomery and Wells (through August 6, 2014). Mr. LaPerch began serving on the Compensation Committee effective September 2014. No member of the Compensation Committee serving during 2014 had any relationship requiring disclosure under the section titled “Relationships and Certain Related Transactions” in this Proxy Statement. During 2014, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on either our Compensation Committee or our Board of Directors.

Governance Committee. The Governance Committee held three meetings during 2014. As part of the director nomination and screening process, the Governance Committee also had several discussions to review and screen potential candidates to join the Board, resulting in the addition of two new directors, Messrs. LaPerch and Stoltz, to the Board in 2014. The Governance Committee is comprised of Ms. Armitage, as the current Chair, Ms. Jones, Mr. LaPerch and Mr. Montgomery. Ms. Jones will become chairperson of the Governance Committee in May 2015. The Governance Committee oversees Windstream’s director nomination and screening process, succession planning for the Chief Executive Officer position, the annual self-evaluation of the Board and each Board committee, compliance with Windstream’s related party transaction policy and stock ownership guidelines, and spending on political activities by Windstream. On an annual basis, the Governance Committee reviews and assesses Windstream’s Corporate Governance Board Guidelines and recommends any proposed changes to the Board of Directors for approval.

The Governance Committee identifies individuals qualified to become members of the Windstream Board of Directors and recommends director nominees to the Board for each annual meeting of stockholders. The Governance Committee identifies candidates through various methods, including recommendation from directors, management, and stockholders. The Governance Committee has the sole authority to retain and terminate search firms to be used to identify director candidates and to approve the search firm’s fees and other retention terms. The Governance Committee periodically reviews with the Chairman and the Chief Executive Officer the appropriate skills and characteristics required of Board members in the context of the composition of the Board and an assessment of the needs of the Board from time to time. The Governance Committee considers applicable Board and Board committee independence requirements imposed by Windstream’s Corporate Governance Board Guidelines, NASDAQ listing standards, and applicable law. The Governance Committee also considers, on a case-by-case basis, the number of other boards and board committees on which a director candidate serves. The Governance Committee seeks candidates who evidence personal characteristics of high personal and professional integrity; intelligence and independent judgment; broad training and experience at the policy-making level in business; strong interpersonal and communication skills; demonstrated ability to solve problems and to build consensus among diverse viewpoints; a commitment to serve on the Board over a period of several years to develop knowledge about Windstream, its strategy, and its principal operations; a willingness to evaluate management performance objectively; and the absence of activities or interests that could conflict with the director’s responsibilities to Windstream. The Governance Committee does not have a formal policy on diversity with regard to consideration of director nominees, but the Governance Committee considers diversity in its selection of nominees and seeks to have a board that reflects a diverse range of views, backgrounds and experience.

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The Governance Committee will consider director candidates recommended by stockholders. To qualify for such consideration, stockholder recommendations must be submitted to the Governance Committee at the address provided below in “Stockholder Communications.” The Governance Committee does not have a specific policy regarding the consideration of stockholder recommendations for director candidates because the Committee intends to evaluate stockholder recommendations in the same manner as it evaluates director candidates recommended by other sources.

Risk Oversight. Management of Windstream has the primary responsibility for managing the risks facing the Company, subject to the oversight of the Board of Directors. Each Committee assists the Board in discharging its risk oversight role by performing the subject matter responsibilities outlined above in the description of each Committee. The Board retains full oversight responsibility for all subject matters not assigned to Committees including risks presented by business strategy, competition, regulation, general industry trends including the disruptive impact of technological change, capital structure and allocation, and mergers and acquisitions. The Board supplements its ability to discharge its risk oversight role by receiving and reviewing a report on the results of an annual risk assessment of Windstream as prepared by the Internal Audit Department. This report is used primarily to assist Internal Audit in determining the nature and scope of its annual audit plan, subject to the review and approval of the Audit Committee. Internal Audit prepares the risk assessment by conducting interviews and surveys with Windstream’s management and other analysis to identify individual process level, Company-wide and industry risks. A summary of the top risks identified by this assessment process is presented to the Audit Committee and the Board at least annually.

The Board’s discharge of its risk oversight role has not specifically affected the Board’s leadership structure discussed above. Rather, in establishing the current leadership structure of the Board of Directors, risk oversight was one factor among many considered. The Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight role, it may make any change it deems appropriate.

With respect to compensation matters, the Compensation Committee has assessed the risks that could arise from its compensation policies for all employees, including employees who are not officers, and has concluded that such policies are not reasonably likely to have a material adverse effect on Windstream. To the extent that Windstream’s compensation programs create a potential misalignment of risk incentives, the Compensation Committee believes that it has adequate compensating controls to mitigate against the potential impact of any such misalignment. These compensating controls include strong internal controls over financial reporting, robust stock ownership guidelines, a clawback policy for senior executives, and a three-year vesting cycle for equity-based compensation. The result is a strong alignment between the interests of management and stockholders.

Corporate Governance Documents. Windstream’s Corporate Governance Board Guidelines, its code of ethics policy entitled “Working With Integrity,” and the charters for the Audit, Compensation and Governance Committees are available on the Investor Relations page of our website at www.windstream.com/investors. Copies of each of these documents are also available to stockholders who submit a request to Windstream Holdings, Inc., ATTN: Investor Relations, 4001 Rodney Parham Road, Little Rock, AR 72212.

Stockholder Communications. Stockholders and other interested parties may contact the Chairman of the Board, a Board Committee or the non-management directors of the Windstream Board of Directors by writing to Windstream Holdings, Inc., ATTN: Chairman of the Board, the Board Committee or Non-Management Directors, c/o Corporate Secretary, 4001 North Rodney Parham Road, Little Rock, AR 72212.

Compensation of Directors. Windstream’s director compensation program, which has been in place since 2013, consists of: (1) a cash retainer of $85,000; (2) a restricted stock grant of $100,000; (3) an additional retainer of $100,000 for the Chairman of the Board of Directors; (4) additional retainers of $22,000 for the chairs of the Governance and Compensation Committees and $30,000 for the chair of the Audit Committee; and (5) additional retainers of $10,000 for members of the Governance and Compensation Committees and $15,000 for members of the Audit Committee. The restricted shares granted to non-employee directors vest if the grantee continues to serve on the Board for the period beginning on the date of grant and ending on March 1 of the following year or earlier, if the grantee dies or becomes permanently disabled while serving on the Board or a change of control of Windstream occurs. All non-employee directors have the option to elect to receive any cash retainer in the form of Windstream Common Stock. The Compensation Committee periodically reviews outside director compensation data provided by its independent compensation consultant, Pearl Meyer & Partners, LLC, to ensure our director compensation program is consistent with industry and peer group practices.

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Board members generally receive pro-rated amounts of the annual cash retainer and the annual restricted stock grant for the portion of the first year in which they are appointed or elected to serve as a Board member or Committee Chair.

The following table shows the compensation paid to the non-employee directors of the Windstream Board during 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Carol B. Armitage	122,000	99,992	N/A	247	222,239
Samuel E. Beall, III	107,000	99,992	N/A	247	207,239
Francis X. (“Skip”) Frantz	115,000	99,992	364,003 (3)	247	579,242
Jeffrey T. Hinson, Chairman	185,000	99,992	N/A	247	285,239
Judy K. Jones	110,000	99,992	N/A	247	210,239
William G. LaPerch	29,671	131,224	N/A	247	161,142
William A. Montgomery	105,000	99,992	N/A	247	205,239
Michael G. Stoltz	31,233	131,224	N/A	247	162,704
Alan L. Wells	110,000	99,992	N/A	247	210,239
Dennis E. Foster	95,000	99,992	N/A	247	195,239

(1)	All stock award amounts in the table above reflect the aggregate fair value on the grant date based on the closing price per share of Windstream Common Stock on the date of grant of the restricted stock, computed in accordance with FASB ASC topic 718.

(2)	Amount is for travel insurance available for all directors.

(3)	Amount reflects change in pension value for the Windstream Pension Plan and Benefit Restoration Plan.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board, upon the recommendation of the Governance Committee, has nominated the ten current members of the Board to stand for election at the Annual Meeting. Each nominee elected will serve until the 2016 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier removal, resignation or death.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s ten nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy or, in the event no such designation is made, proxies will be voted for a lesser number of nominees. As previously announced, Mr. Frantz will serve as chairman of the Board of Directors of CS&L following Windstream’s proposed spin-off of CS&L as an independent, publicly-traded real estate investment trust. If the spin-off is consummated prior to the Annual Meeting, Mr. Frantz will not stand for election to the Board, and the size of the Board will be automatically reduced to nine members.

Set forth below is biographical information for each nominee, including age, a brief listing of principal occupations for at least the past five years, other major affiliations, and the specific experience, qualifications, attributes and skills that qualify each candidate to serve on Windstream’s Board of Directors.

Carol B. Armitage, age 57, has served as a director of Windstream since September 2007, is Chair of the Governance Committee and is a member of the Audit Committee. Ms. Armitage has served as a telecommunications consultant since 1998. From 1995 to 1997 she served as Senior Vice President, Technology and Strategy at General Instrument. Prior to 1995 she held various management and engineering positions during sixteen years of service with Bell Laboratories and Network Systems (which later became Lucent). Since 2000, Ms. Armitage has served and held various leadership positions on the board of directors of SCALA, Inc., a provider of digital signage and advertising management solutions. From March 2010 to March 2012, Ms. Armitage served as Chairman of SCALA, Inc. From 2000 until February 2010, and again starting in March 2012, she served as Vice Chairman. From 2002 to 2004, Ms. Armitage served as Chairman of the Board and was on the Audit Committee of YDI Wireless (now known as Proxim Wireless Corporation), then a public company engaged in the development and provision of wireless fiber technologies.

Ms. Armitage’s qualifications for election to the Board include her extensive knowledge of technologies impacting the communications industry based on her deep industry experience and her educational training including an M.S. in electrical engineering from Princeton University. Her service on the boards of other companies has given her additional experience in strategic planning, financial reporting, and mergers and acquisitions.

Samuel E. Beall, III, age 64, has served as a director of Windstream since November 2006 and is Chairman of the Compensation Committee. Mr. Beall is Strategic Partner of Arlington Capital Advisors, a boutique investment bank, and is a principal in Beall Investments LLC, a private investment company. Mr. Beall served as Chairman of the Board and Chief Executive Officer of Ruby Tuesday, Inc., a New York Stock Exchange listed company that owns and operates casual dining restaurants under the Ruby Tuesday brand, from May 1995 to June 2012, and as President of Ruby Tuesday, Inc. from July 2004 until June 2012.

Mr. Beall’s qualifications for election to the Board include his experience as the chief executive officer of a public company, which provides him the ability to understand and address Windstream’s challenges and opportunities as a public company. As a former chief executive officer of a public company and a director of several private businesses, he has insight on managing complex business operations, overseeing business risk, designing compensation programs that motivate people, and developing national advertising campaigns.

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Francis X. (“Skip”) Frantz, age 61, has served as a director of Windstream since 2006 and has served on its Audit Committee since August 1, 2012 and as the Audit Committee chairperson since May 1, 2013. Mr. Frantz is the designated chairman of the board of directors of CS&L, the wholly-owned subsidiary that Windstream intends to spin off as an independent, publicly traded real estate investment trust, or REIT. From July 2006 to February 2010, he served as Chairman of the Windstream Board. From February 2007 to May 2014, he served as Chairman of Central Bank (a community bank in Little Rock, Arkansas). Mr. Frantz served as the 2006 and 2007 Chairman of the Board and of the Executive Committee of the United States Telecom Association. Prior to January 2006, Mr. Frantz was Executive Vice President-External Affairs, General Counsel and Secretary of Alltel Corporation. Mr. Frantz joined Alltel in 1990 as Senior Vice President and General Counsel and was appointed Secretary in January 1992 and Executive Vice President in July 1998. While with Alltel, he was responsible for Alltel’s mergers and acquisitions negotiations, wholesale services group, federal and state government and external affairs, corporate communications, administrative services, and corporate governance, in addition to serving as Alltel’s chief legal officer.

Mr. Frantz’s qualifications for election to the Board include his ability to provide insight and perspective on a wide range of issues facing business enterprises based on his long tenure as a senior executive in the telecommunications industry. Mr. Frantz’s over 15-year career as a senior telecom executive in various capacities provides him with a thorough understanding of all aspects of Windstream’s business, and his service as a director and Chairman of the United States Telecom Association provides Mr. Frantz with additional experience and insight in telecommunications policy and regulation. Through his current involvement with a number of private companies and his prior role as Chairman of Windstream and, before that, as a senior executive at Alltel Corporation, Mr. Frantz has extensive experience in corporate governance, mergers and acquisitions, risk management, government policy and regulation, and capital market transactions, in addition to the specific aspects of the telecom industry. Based on his role as a director of various private commercial businesses, including serving as chairman of a regulated commercial bank, his service on the Windstream Audit Committee and prior service as an executive officer at Alltel, the Windstream Board has determined that Mr. Frantz qualifies as an “audit committee financial expert,” as defined by the rules of the SEC.

Jeffrey T. Hinson, age 60, has served as a director of Windstream since its formation in 2006 and has served as Chairman of the Board since May 2013. Mr. Hinson served as a member of the Audit Committee from 2006 to May 2013 and served as Chairman of the Audit Committee from May 2010 to May 2013. Mr. Hinson has been the President of YouPlus Media LLC, a video content marketing firm, since 2009. From July 2007 to July 2009, Mr. Hinson served as the President and Chief Executive Officer and a member of the board of directors of Border Media Partners, LLC, a Hispanic-focused radio broadcasting company. Mr. Hinson previously served in a number of roles at Univision Communications Inc., a Spanish language media company, including as Executive Vice President and Chief Financial Officer from March 2004 to June 2005 and as Senior Vice President and Chief Financial Officer of Univision Radio, the radio division of Univision Communications, from September 2003 to March 2004. From 1997 to 2003, Mr. Hinson served as Senior Vice President and Chief Financial Officer of Hispanic Broadcasting Corporation, which was acquired by Univision Communications in 2003 and became Univision Radio. Since 2005, Mr. Hinson has been a director and Chairman of the Audit Committee of Live Nation Entertainment, Inc. (NYSE: LYV), a global entertainment company that promotes live music events, operates music venues, sells tickets to entertainment and sporting events, and provides management services to music recording artists. He also serves as a director, as Chairman of the Audit Committee, and on the Strategy Committee of TiVo, Inc., a provider of subscription-based DVR services and interactive video advertising. Until 2014, Mr. Hinson served as a director, Audit Committee member and Chairman of the Nominating and Governance Committee of Ares Commercial Real Estate Corporation (NYSE: ACRE), a specialty finance company focused on originating, investing in and managing middle-market commercial real estate loans and investments.

Mr. Hinson’s qualifications for election to the Board include his professional background and experience, his previously held senior-executive level positions for two public companies, his service on other public company boards, and his financial expertise. His service on the board of other public companies in diverse industries gives him unique insight to corporate governance matters affecting public companies and also allows him to offer a broad perspective on the challenges and opportunities facing Windstream.

Judy K. Jones, age 71, has served as a director of Windstream since its formation in 2006. Ms. Jones serves as a member of the Audit Committee and the Governance Committee. From 2006 until January 2015, she was a member of the board of directors of Lovelace Respiratory Research Institute (LRRI) and of the Mind Research Network, a wholly-owned not-for-profit subsidiary of LRRI. She held various senior administrative positions at the University of New Mexico from 1988 to 2006, including Vice President for Advancement, Associate Vice President for Strategic Initiatives (Health Sciences Center) and Chief of Staff to the President of the University. She also held senior administrative positions with New Mexico state government and is a former management consultant serving public sector clients for a major national accounting firm.

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Ms. Jones’ qualifications for election to the Board include her expertise in financial accounting matters. Through her prior experience as a senior executive at a state university and in state government and on the boards of non-profit institutions, Ms. Jones has experience in reviewing and evaluating financial statements, financial budgets and forecasts, investment portfolios of public endowments, and other public finance matters. The Windstream Board has determined that Ms. Jones qualifies as an “audit committee financial expert,” as defined by the rules of the SEC. Her broad state government and higher education experience also allows her to offer insights and perspectives on government policy, structure and operations, public relations and marketing issues, the needs of higher education and government entities (which are an important customer segment for Windstream), and information technology and strategic planning.

William G. LaPerch, age 59, has served as a director of Windstream since September 2014 and is a member of the Compensation and Governance Committees. Mr. LaPerch has been President of LaPerch Consulting, LLC (a provider of consulting services to private equity firms) from September 2012 to the present. From 2003 to 2012, Mr. LaPerch served as the President and Chief Executive Officer and a member of the board of directors of AboveNet, Inc. (formerly NYSE: ABVT), then a publicly traded provider of bandwidth infrastructure services, prior to which he served as Senior Vice President Operations at AboveNet. Prior to joining AboveNet, Mr. LaPerch served in executive management positions at Metromedia Fiber Network (a provider of metro fiber services) from 2000 to 2003, several leadership roles in the operations and engineering groups at MCI Worldcom, Inc. (a global communications company) from 1989 to 2000, and key operations and engineering positions at NYNEX Corporation (a regional telephone company) from 1982 to 1989. Mr. LaPerch is currently a member of the Board of Directors of Imation Corp. (NYSE: IMN), serving as a member of its Audit and Finance Committee and the chair of its Compensation Committee; a member of the Board of Directors and Audit Committee of Digital Realty Trust, Inc. (NYSE: DLR); and a member of the board of directors of several privately held network services companies.

Mr. LaPerch’s qualifications for election to the Board include his ability to provide guidance and perspective on a wide range of issues facing Windstream based on his long tenure as a senior executive in the telecommunications industry and as former President and CEO of a publicly-traded telecommunications company. His operational experience in unique aspects of Windstream’s business, including bandwidth consumption, colocation, interconnection, and the complex regulatory framework in which the company operates, provides Mr. LaPerch with a deep understanding of Windstream’s business and opportunities available to the Company. Through his current board service for two public companies, including serving on the Audit and Compensation Committees of those companies, and his past and present involvement with several private companies, Mr. LaPerch has valuable expertise regarding corporate governance matters and can provide key insight to the Board on these matters.

William A. Montgomery, age 66, has served as a director of Windstream since its formation in 2006 and is a member of the Compensation Committee and the Governance Committee. From 2007 to 2012, Mr. Montgomery served as Chairman of the Compensation Committee. Mr. Montgomery has been a private investor since 1999. From 1989 to 1999, Mr. Montgomery was Chief Executive Officer of SA-SO Company, a company engaged in the distribution of municipal and traffic control products based in Dallas, Texas. Prior to 1989, Mr. Montgomery worked as a registered representative in the financial services industry and has over 12 years of experience in the financial services industry, most recently serving with Morgan Stanley in the Private Client Services group from 1985 to 1989. Mr. Montgomery previously served as a director of Hicks Acquisition Corp. I, Inc., a special purpose entity formed for the purpose of effecting a merger or other business combination with one or more businesses, from its inception in 2007 through the consummation of a business combination with Resolute Energy Corporation in 2009.

Mr. Montgomery’s qualifications for election to the Board include his wide range of financial and business experience. In his role as a member of the Compensation Committee of Windstream and through his professional career, including his prior role as a chief executive officer of a private company, Mr. Montgomery has experience in strategic planning, risk management, compensation plans and policies, and capital market transactions. Mr. Montgomery’s service on the boards of non-profit organizations also provides him with a broad perspective on the challenges and opportunities facing Windstream and the communities it serves.

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Michael G. Stoltz, age 64, has served as a director of Windstream since September 2014. Mr. Stoltz currently serves as a member of the Audit Committee. He was an audit partner of Ernst & Young LLP (E&Y) from 2002 to 2014, primarily focusing on the communications, media and entertainment industries. He led E&Y’s Communications Advisory Services Group from 2002 until mid-2004, which focused on providing advisory services to communications companies. Prior to joining E&Y, Mr. Stoltz was a partner with Arthur Andersen where he provided audit, finance and specialize project services to clients in the energy, governmental and telecommunications sectors.

Mr. Stoltz’s qualifications for election to the Board include his approximately 40 years of experience serving in an auditor capacity in the telecommunications, media and entertainment industries, with a focus on large global companies. His broad prior experience as the former audit partner for publicly-traded communications companies uniquely qualifies Mr. Stoltz to advise not only on general financial and accounting matters, but also various technical accounting and corporate governance matters that the Board may address from time to time. He possesses key insight on financial reporting processes and external reporting issues. The Windstream Board has determined that Mr. Stoltz qualifies as an “audit committee financial expert”, as defined by the rules of the SEC. Mr. Stoltz’s lengthy involvement with telecommunications companies provide him with valuable expertise regarding issues facing Windstream and the complex regulatory environment in which the company operates.

Anthony W. Thomas, age 43, was appointed President and Chief Executive Officer (CEO) of Windstream and to the Board of Directors on December 11, 2014. He previously held the following positions at Windstream prior to being appointed President and CEO: President-REIT Operations from September to December 2014; Chief Financial Officer (CFO) from August 2009 to September 2014; Treasurer from May 2012 to August 2013; and Controller from July 2006 to August 2009. Mr. Thomas also served as Controller of Alltel Holding Corp. from June 2006 to July 2006, and held various other leadership positions with Alltel Corporation from 1998 to 2006, including Vice President of Investor Relations and Vice President of Southeast Regional Finance. Mr. Thomas joined Alltel Corporation after its merger with 360 Communications in 1998. Prior to entering the communications industry, Mr. Thomas was a senior auditor with E&Y focusing on the telecom practice.

The Board believes it is important for Windstream’s CEO to serve on the Board, as the position of CEO puts Mr. Thomas in a unique position to understand the challenges and issues facing Windstream. Mr. Thomas’s qualifications for election to the Board include the same demonstrated skills and experience that qualify him to serve as CEO of Windstream. Mr. Thomas has worked in the communications industry for more than 20 years and has been instrumental in executing Windstream’s strategy to transform into the premier enterprise communications and service provider in the United States and to create value for its stockholders. Mr. Thomas has served as a key leader and driving force in the development of strategy regarding Windstream’s proposed spin-off of CS&L. Mr. Thomas has also played an integral role in Windstream’s growth, as during his five-year tenure as CFO, the company completed seven acquisitions totaling more than $5.6 billion in transaction value. Mr. Thomas has deep capital market expertise, having led almost $10 billion in debt transactions, as CFO and Treasurer of Windstream. Mr. Thomas’s knowledge of the company and his experience as a company leader since its spin-off from Alltel Corporation in 2006 provide him with a wide-ranging perspective regarding Windstream’s opportunities and challenges and qualify him to serve as both CEO and as a director on the Board.

Alan L. Wells, age 55, has served as a director of Windstream since 2010. He is a founding partner of Financial Advisory Partners, LLC, which makes private equity investments and provides financial advisory services to mid-sized companies in the Midwest. He served as Chief Executive Officer of Iowa Telecommunication Services, Inc. (“Iowa Telecom”) (NYSE: IWA) from 2002 to 2010 and Chairman of its board of directors from 2004 to 2010. He joined Iowa Telecom in 1999 as President and Chief Operating Officer, and was appointed to the role of President and Chief Executive Officer in 2002. Prior to joining Iowa Telecom, Mr. Wells was Senior Vice President and Chief Financial Officer at MidAmerican Energy Holdings Company (MidAmerican) (NYSE: MEC), a Des Moines, Iowa-based electric and gas utility holding company, from 1997 until 1999. During the same period, Mr. Wells also served as President of MidAmerican's non-regulated businesses. Mr. Wells held various executive and management positions with MidAmerican, its subsidiaries, and Iowa-Illinois Gas and Electric, one of its predecessors, from 1993 through 1999. Prior to that, Mr. Wells was with Deloitte Consulting (previously Deloitte & Touche Consulting) and previously held various positions with the Public Utility Commission of Texas and Illinois Power Company.

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Mr. Wells’ qualifications for election to the Board include his broad background and experience, his wide range of operational and financial experiences in regulated industries, and his prior experience as a senior executive with two public companies. Through his prior experience as a senior executive in the telecommunications and other regulated industries, he has insight on managing complex regulated enterprises, developing strategic plans in changing regulatory environments, overseeing financial reporting processes, and executing large capital market transactions.

Board Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” EACH OF THE FOREGOING NOMINEES.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” EACH OF THE
FOREGOING NOMINEES UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

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SECURITY OWNERSHIP

Stock Ownership Guidelines. The Windstream Board of Directors has adopted minimum stock ownership guidelines for Windstream’s directors and executive officers. Directors who are not executive officers are expected to maintain beneficial ownership of shares of Windstream Common Stock valued at least five times the annual cash retainer paid to non-management directors. Executive officers are expected to maintain beneficial ownership of shares of Common Stock at the following levels: ten times base salary for the Chief Executive Officer; five times base salary for each of the Chief Financial Officer and General Counsel; and two to three times base salary for all other executive officers. Directors have a transition period of five years from their initial election, and executive officers have a transition period of three years from their initial election to meet the applicable ownership guidelines and, thereafter, one year (measured from the date of each annual meeting) to meet any increased ownership requirements resulting from changes in stock price, annual base fee, annual base salary, or applicable ownership levels occurring since the initial deadline. During the transition period and until the director or officer satisfies the specified ownership levels, the guidelines impose a retention ratio that provides that each officer and director is expected to retain at least 50% of the shares received, net of tax payment obligations, upon the vesting of restricted stock or the exercise of stock options. Directors and officers are also required to hold for at least six months all shares received, net of tax payment obligations, upon vesting of restricted equity awards or the exercise of stock options. For the purposes of the guidelines, unvested shares or units of restricted stock are considered to be owned.

Based on the foregoing, the table below sets forth the number of shares of Windstream common stock that each named executive officer currently employed by Windstream is expected to own (based on the closing price of Windstream common stock on the date of the 2014 Annual Meeting) and the number of shares deemed owned under the guidelines as of March 1, 2015. Based on current ownership amounts, Windstream expects that each of its executive officers will be in compliance with the stock ownership guidelines at the time of the Annual Meeting. Following the Annual Meeting and except as set forth in the footnote (2) to the table below regarding Messrs. Thomas and Gunderman, the executive officers will have until 2016 Annual Meeting of Stockholders to meet any increased share guidelines resulting from changes in stock price, annual base salary or ownership levels since the date of the Annual Meeting.

Named Executive Officers	Guideline Share Amount		Shares Owned (1)
Anthony W. Thomas	-	(2)	609,616
Robert E. Gunderman	-	(2)	164,828
John P. Fletcher	282,967		513,133
J. David Works, Jr.	97,579		159,610
John C. Eichler	63,736		108,221

(1)	This amount differs from the amount reported in the “Security Ownership of Directors and Executive Officers” table because unvested performance-based restricted stock units are deemed to be owned under the guidelines but not for purposes of the SEC rules that drive the disclosure in the “Security Ownership of Directors and Executive Officers” table.

(2)	Pursuant to the stock ownership guidelines, the guideline share amount for a newly appointed executive officer or an executive officer that is promoted into a new position is determined at the first stockholder meeting following the executive officer’s appointment or promotion. Accordingly, the new guideline share amounts for Messrs. Thomas and Gunderman resulting from their appointments as President and Chief Executive Officer and Chief Financial Officer and Treasurer, respectively, will be determined at the Annual Meeting. Each will have until the 2018 Annual Meeting of Stockholders to meet the new ownership guidelines.

The table below sets forth the number of shares of Common Stock that each non-management director is expected to own by the Annual Meeting (based on the closing price of Windstream common stock on the date of the 2014 Annual Meeting) and the number of shares deemed owned under the guidelines as of March 1, 2015. Based on current ownership amounts, Windstream expects that each non-management director will be in compliance with the stock ownership guidelines at the time of the Annual Meeting.

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Non-Management Director	Guideline Share Amount		Shares Owned
Carol B. Armitage	46,703	(1)	63,687
Samuel E. Beall, III	46,703	(1)	109,850
Francis X. (“Skip”) Frantz	46,703	(1)	695,741
Jeffrey T. Hinson	46,703	(1)	66,635
Judy K. Jones	46,703	(1)	64,891
William G. LaPerch	-	(2)	11,623
William A. Montgomery	46,703	(1)	97,417
Michael G. Stoltz	-	(2)	13,623
Alan L. Wells	28,116	(1)	285,136

(1)	Guideline to be met by 2015 Annual Meeting.

(2)	Pursuant to the stock ownership guidelines, a director’s guideline share amount is determined at the first stockholder meeting following his or her appointment to the Board. Accordingly, Messrs. LaPerch and Stoltz’s guideline share amounts will be determined at the Annual Meeting. Each will have until the 2020 Annual Meeting of Stockholders to meet the new ownership guidelines.

Security Ownership of Directors and Executive Officers. Set forth below is certain information, as of March 1, 2015, as to shares of Windstream common stock beneficially owned by each director, by each named executive officer, and by all directors and executive officers of Windstream as a group. Except as otherwise indicated by footnote, the nature of the beneficial ownership is sole voting and investment power, and no shares are pledged as security:

Name of Beneficial Owners	Shares Beneficially Owned (1)		Unvested Restricted Shares (2)		Total Shares Beneficially Owned (3)		Percent of Class (if 1% or more)
Non-Management Directors
Carol B. Armitage	63,687		-0-		63,687		*
Samuel E. Beall, III	109,850		-0-		109,850		*
Francis X. (“Skip”) Frantz	695,741	(4)	-0-		695,741		*
Jeffrey T. Hinson	66,635		-0-		66,635		*
Judy K. Jones	64,891		-0-		64,891		*
William G. LaPerch	11,623		-0-		11,623		*
William A. Montgomery	97,417		-0-		97,417		*
Michael G. Stoltz	13,623		-0-		13,623		*
Alan L. Wells	285,136		-0-		285,136		*
Dennis E. Foster	-	(5)	-0-		-	(5)	*

Named Executive Officers
Anthony W. Thomas	334,118		195,686		529,804		*
Robert E. Gunderman	73,949		74,408		148,357		*
John P. Fletcher	377,959		67,587		445,546		*
J. David Works, Jr.	77,250		41,180		118,430		*
John C. Eichler	78,199		15,011		93,210		*
Jeffery R. Gardner	-	(6)	-	(6)	-	(6)
Brent Whittington	-	(7)	-	(7)	-	(7)

All Directors and Executive
Officers as a Group	2,350,078		393,872		2,743,950		*

*indicates less than one percent

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(1)	Excludes unvested restricted shares and includes shares of Windstream common stock owned directly and shares held in the person’s account under the Windstream 401(k) Plan, which are as follows: Thomas 10,557.5695, Gunderman 2,887.5777, Fletcher 24,183.2422, Works 2,887.5777, and Eichler 2,940.6336.

(2)	Unvested shares of restricted stock are deemed beneficially owned because grantees of unvested restricted stock under Windstream’s equity compensation plans hold the sole right to vote such shares.

(3)	Windstream grants performance-based restricted stock units (PBRSUs) to its executive officers. Because unvested PBRSUs do not provide the recipients the right to vote or other elements of beneficial ownership as defined under SEC rules and will not vest within 60 days from March 1, 2015, all unvested outstanding PBRSUs are omitted from this table. For informational purposes, the following table shows the outstanding unvested PBRSUs granted to each named executive officer:

Named Executive Officers	Total Shares Beneficially Owned	Unvested Performance- Based Restricted Stock Units (PBRSUs)	Total Shares Beneficially Owned Including PBRSUs
Anthony W. Thomas	529,804	79,812	609,616
Robert E. Gunderman	148,357	16,471	164,828
John P. Fletcher	445,546	67,587	513,133
J. David Works, Jr.	118,430	41,180	159,610
John C. Eichler	93,210	15,011	108,221
Jeffery R. Gardner	-	-0-	-
Brent K. Whittington	-	-0-	-

(4)	Includes 27,499 shares held in trust for the benefit of Mr. Frantz’s spouse and children. Mr. Frantz’s spouse is the trustee of the trust. These shares are deemed beneficially owned under SEC rules, but Mr. Frantz disclaims beneficial ownership.

(5)	Mr. Foster resigned as a director of Windstream effective February 1, 2015 and is no longer affiliated with Windstream. As a result, no current information on his holdings of Windstream common stock is available.

(6)	Mr. Gardner resigned from Windstream effective February 1, 2015 and is no longer affiliated with Windstream. As a result, no current information on his holdings of Windstream common stock is available.

(7)	Mr. Whittington resigned from Windstream effective September 1, 2014 and is no longer affiliated with Windstream. As a result, no current information on his holdings of Windstream common stock is available.

Security Ownership of Certain Beneficial Owners. Set forth below is information, as of March 1, 2015, with respect to any person known to Windstream to be the beneficial owner of more than 5% of any class of Windstream’s voting securities, all of which are shares of Common Stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Blackrock, Inc.	35,541,514(1)	5.9%
	55 East 52nd Street
	New York, NY 10022
Common Stock	The Vanguard Group	46,957,252(2)	7.8%
	100 Vanguard Blvd.
	Malvern, PA 19355

(1)	Based upon information contained in Schedule 13G filed on February 9, 2015, Blackrock, Inc. has sole voting power over 30,618,430 shares and sole dispositive power over 35,541,514 shares.

(2)	Based upon information contained in Schedule 13G filed on February 10, 2015, The Vanguard Group has sole voting power over 1,050,753 shares, sole dispositive power over 45,992,058 shares, and shared dispositive power over 965,194 shares.

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AUDIT COMMITTEE REPORT

This report provides information concerning the Audit Committee of Windstream Holdings, Inc.’s Board of Directors. The Audit Committee’s Charter is available on the Investor Relations page of Windstream Holdings, Inc.’s website at www.windstream.com/investors. The Audit Committee is comprised entirely of independent directors, as defined and required by SEC rules and regulations and NASDAQ listing standards, and directors who are financially literate. Additionally, Messrs. Stoltz and Frantz and Ms. Jones qualify as audit committee financial experts.

In connection with its function to oversee and monitor the financial reporting process of Windstream Holdings, Inc. and its subsidiaries, the Audit Committee has reviewed and discussed with management of Windstream Holdings, Inc. and Windstream Corporation, which is a wholly-owned subsidiary of Windstream Holdings, Inc., the audited consolidated financial statements for the year ended December 31, 2014 of Windstream Holdings, Inc. and Windstream Corporation; discussed with PricewaterhouseCoopers LLP, the independent registered public accountant of Windstream Holdings, Inc. and Windstream Corporation, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (United States); received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of Windstream Holdings, Inc. and Windstream Corporation that the audited consolidated financial statements for the year ended December 31, 2014 be included in the Annual Report on Form 10-K of Windstream Holdings, Inc. and Windstream Corporation for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission.

The Audit Committee Francis X. (“Skip”) Frantz, Chairman Carol B. Armitage Judy K. Jones Michael G. Stoltz

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information regarding the compensation paid to our Chief Executive Officer, Chief Financial Officer and certain other current and former executive officers who were the most highly compensated in fiscal year 2014. These individuals, referred to as “named executive officers” or “NEOs”, are identified by name in the Summary Compensation Table.

Compensation Philosophy

Windstream’s executive compensation program is designed to achieve the following objectives:

●	Provide a high correlation between pay and performance;
●	Align management’s interests with the long-term interests of Windstream’s stockholders; and
●	Provide competitive compensation and incentives to attract and retain key executives.

Below are certain executive compensation practices we employ to further these objectives. Also listed below are certain compensation practices we do not employ because they are inconsistent with our compensation objectives.

What We Do:

●	Equity-Based Compensation – A substantial portion of total NEO compensation is paid in equity-based compensation in the form of restricted stock and restricted stock units, whose value is directly correlated to the performance of our stock. This practice achieves a strong alignment between interests of management and our stockholders.
●	At-Risk Compensation – A substantial portion of NEO pay is contingent upon achievement of certain corporate performance goals.
●	Clawback Policy – We maintain a clawback policy that allows us to recover incentive compensation derived from financial statements that are subsequently subject to restatement and certain other conditions are satisfied.
●	Robust Stock Ownership Guidelines – We have robust stock ownership guidelines that apply to all executive officers and require that, among other things, our CEO own Windstream stock valued at 10 times his base salary.
●	Independent Compensation Consulting Firm – The Compensation Committee benefits from its utilization of an independent compensation consulting firm which provides no other services to the Company.
●	Regular Review of Share Utilization – We evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

What We Don’t Do:

●	No Dividends or Dividend Equivalents on Unearned Performance-Based Equity Awards – No dividends or dividend equivalents are paid on performance-based equity awards unless and until all performance conditions are met.
●	No Single Trigger Change-in-Control Provisions – Our equity awards provide for accelerated vesting of future awards after a change in control if an employee is also terminated within two years of the change in control (a double trigger) rather than upon the closing of the transaction itself (single trigger).
●	No Hedging Transactions – Our directors and executive officers are prohibited from engaging in any transaction involving derivative securities intended to hedge the market risk in our stock.
●	No Tax Gross-ups – Our compensation programs do not provide for the gross-up or reimbursement of taxes for executive officers in any situation.
●	No Special Perquisites for Former Executives – We do not have perquisites for former and/or retired executives that differ materially from those available to employees generally.
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2014 Executive Compensation

The Compensation Committee believes that the 2014 actual pay results are aligned with the Company’s actual 2014 performance results and support the view that the executive compensation program creates a strong linkage between pay and performance. Windstream’s financial and operating performance fell short of expectations during 2014, and this performance resulted in a significant reduction in executive compensation payouts compared to the target opportunities available to our executives. The compensation payouts to Mr. Thomas illustrate the high correlation between executive compensation payouts and performance. A significant portion of Mr. Thomas’s total compensation in 2014 was in the form of at-risk compensation, and Mr. Thomas achieved only 37% of his total compensation as reported in the Summary Compensation Table due to the following payouts under our at-risk compensation plans:

●	100% of his performance-based equity awards that were scheduled to vest in 2015 based on 2014 performance, representing $576,000 in value based on December 31, 2014 trading prices, lapsed and were forfeited due to the failure to achieve threshold performance objectives.

●	72% of his target annual incentive awards were not earned due to failure to achieve target performance objectives.

To illustrate the design of our at-risk compensation framework, the following chart compares the actual compensation amounts paid to each NEO currently employed by Windstream during, and following completion of, 2014 (referred to in the table below as “Total Realized Compensation”) to his total compensation as reported in the Summary Compensation Table. The table is intended to supplement the Summary Compensation Table, which, as required by the SEC rules, provides the grant date fair value of all equity awards granted during 2014.

NEO	Total Compensation as Reported ($)	At -Risk Compensation	Total Realized Compensation ($)(1)	Total Realized Compensation as a % of Total Compensation as Reported
Anthony W. Thomas	3,367,476	78%	1,247,283	37%
Robert E. Gunderman	1,166,469	59%	517,478	44%
John P. Fletcher	2,053,026	76%	1,109,602	54%
J. David Works, Jr.	1,407,321	71%	970,672	69%
John C. Eichler	621,663	57%	444,377	71%

(1)	Total Realized Compensation for each NEO includes (i) all compensation reported in the Summary Compensation Table except amounts reported in the “Stock Awards” column and (ii) the value realized upon vesting of time-based equity awards following completion of 2014.

In addition, in 2014 the Windstream Board and Mr. Gardner, who had served as Windstream’s CEO since its formation in 2006, each determined a change in perspective was needed in order to accelerate the pace of change within the company and to more effectively respond to the rapidly evolving needs of our customers. As a result, effective December 11, 2014, Mr. Gardner resigned as Chief Executive Officer, and Mr. Thomas was appointed Chief Executive Officer. The Board believes that Mr. Thomas is the right executive to lead Windstream and position the Company for long-term success.

Say on Pay. As required by section 14A of the Exchange Act, stockholders at the 2015 Annual Meeting will be asked again to approve, on an advisory basis, the compensation of our named executive officers. Stockholder advisory votes on executive compensation are currently solicited on an annual basis. The following is a summary of key considerations that stockholders should take into account when assessing our executive compensation program:

●	Our goal is to improve our customer experience; operate a best-in-class network; and deliver improved financial performance and increased value for stockholders. Our path for creating value for stockholders is to grow revenue and adjusted Operating Income before Depreciation and Amortization (OIBDA), with prudent capital investments.

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●

In 2014, we announced a ground-breaking strategic initiative to create an independent publicly traded real estate investment trust (REIT), Communications Sales & Leasing, Inc. (CS&L). The proposed transaction is expected to close in the second quarter of 2015 and will enable Windstream to significantly reduce debt, accelerate network investments, provide enhanced services to customers, and maximize stockholder value.

●

Our 2014 financial and operating results were below expectations, and the low compensation payouts received under our executive compensation programs reflect the rigorous performance objectives contained in our at-risk compensation programs and the achievement of a high correlation between pay and performance under our executive compensation plans.

How We Determine Compensation

Compensation Committee. Windstream’s Compensation Committee is presently comprised of Samuel E. Beall, III, Chairman, William G. LaPerch, and William A. Montgomery. The Windstream Board has determined that each member of the Compensation Committee is an independent director under NASDAQ listing standards and a “non-employee director” for purposes of Section 16 of the Exchange Act and Messrs. Beall, LaPerch and Montgomery are considered “outside directors” as defined in Section 162(m) of the Internal Revenue Code and comprise the 162(m) subcommittee.

The Compensation Committee assists the Board in fulfilling its oversight responsibility related to the compensation programs, plans, and awards for Windstream’s directors and principal officers. The Compensation Committee annually reviews and approves goals relevant to our CEO’s compensation and, based on an annual evaluation of these performance goals, determines and approves our CEO’s compensation. The Committee conducts this review using a survey of compensation data of comparable employers that is prepared by the Committee’s outside compensation consultant based on criteria specified by the Committee.

Independent Consultant. The Compensation Committee has the authority to retain and terminate any executive compensation consultant to be used in the evaluation of director, CEO or executive officer compensation and to approve the consultant’s fees and other retention terms. It is the policy of the Compensation Committee that the compensation consultant should perform no services for Windstream other than services as consultant to the Compensation Committee. During 2014, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“PM&P”) to assist the Committee in the review and design of Windstream’s executive compensation program. PM&P reports directly to the Compensation Committee. During 2014, PM&P conducted a competitive review of Windstream’s executive pay levels and executive pay program designs, with such data and information being used by the Committee, along with all other relevant information, to inform the Committee’s decisions regarding the executive compensation program. PM&P provided a self-assessment to the Compensation Committee in 2014 relative to the independence standards required by the stock exchanges. The self-assessment included the following information:

●	PM&P performs no other services for Windstream, other than the engagement with the Compensation Committee;
●	Fees paid by Windstream to PM&P are less than 0.5% of PM&P’s total revenue;
●	PM&P has policies and procedures to prevent conflicts of interest;
●	The individual advisor to the Compensation Committee does not own any Windstream stock;
●	There is no business or personal relationship between the individual advisor and a Committee member; and
●	There is no business or personal relationship between the individual advisor or PM&P and an executive officer of Windstream.

Competitive Market Analysis. As part of the process of approving executive compensation levels and plan designs, the Compensation Committee regularly reviews and considers competitive market data. This competitive market analysis generally takes place in the fall of each year and is used as part of the decision-making process for the following year. During 2013, PM&P provided, and the Compensation Committee reviewed, competitive market data as part of its process for approving 2014 executive compensation levels and plan designs.

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Given the limited number of direct industry peers with a similar business model and of comparable size, the competitive market analysis focuses on compensation survey data from reputable surveys that are size-adjusted using regression formulas. The 2013 market analysis used compensation surveys from Watson Wyatt, Mercer, and PM&P, and all data was size-adjusted to reflect annual revenues of $6 billion. In considering the survey data, the Committee does not request the identity of or review the specific companies that are included in any of the surveys reference above.

In addition to compensation levels, the Committee often requests that PM&P provide proxy data with respect to compensation plan designs and company performance. Because these elements are less impacted by company size, PM&P’s 2013 market analysis included plan design and company performance data from a specific group of companies which included:

DISH Network Corp.	NII Holdings
ADP	Western Union
United States Cellular	Fidelity Information Services
Time Warner Telecom	TDS
Charter Communications	Frontier
CenturyLink	Level 3

The Committee believes that the consideration of plan designs and performance levels among these companies provides an additional useful reference point for the plan designs and degree of pay and performance alignment at Windstream. Examples of plan design include the number and weighting of performance metrics and the types of performance metrics used in incentive plans, the allocation of cash and equity in total direct compensation, and the allocation of fixed compared to performance-based compensation. This group of companies represents a broad group of FORTUNE 500 companies in telecom, technology and services industry.

While consideration is given to the competitive market data, the Compensation Committee uses it primarily as a reference point and does not specifically target compensation to any market percentile. In addition to competitive market data, the Committee reviews and considers factors such as:

●	company performance
●	individual executive performance
●	the critical nature of an individual’s role to organizational success
●	internal pay equity among colleagues
●	retention risks

Only after careful consideration of all relevant facts and circumstances does the Committee exercise judgment and make compensation decisions.

Windstream Management

General. Windstream’s management assists the Compensation Committee’s consultant in its survey of executive compensation by providing historical compensation information and by reviewing and commenting on preliminary drafts of the survey reports. At the first Compensation Committee meeting of each year (which is generally held in February of each year), the Compensation Committee reviews and approves executive compensation for such year. Based on the compensation surveys and compensation principles previously specified by the Compensation Committee, our CEO and members of Windstream’s human resources department prepare recommendations for compensation levels for executive officers in consultation with the Compensation Committee’s consultant, except that no recommendation is made for our CEO’s compensation. The Compensation Committee then meets to review and determine our CEO’s compensation and reviews and recommends the compensation for all other executive officers. The Compensation Committee determines our CEO’s compensation, and recommends the compensation of all other executive officers, based in part on discussions with Windstream management, including our CEO, and discussions with the compensation consultant. The Windstream Board approves or, in the case of our CEO’s compensation, ratifies the actions of the Compensation Committee.

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Stockholder Outreach. Our Board recognizes the fundamental interest our stockholders have in the compensation of our executive officers. At our 2014 Annual Meeting, 76% of shares cast (excluding abstentions and broker non-votes) voted in favor of the advisory vote on executive compensation. For the 2012 and 2013 annual meetings of stockholders, approval percentages were 93% and 95%, respectively (excluding abstentions and broker non-votes). While it was clear that the majority of stockholders supported our executive 2014 compensation practices, the approval percentage was not as high as it had been in past years. Given the fiscal 2014 say-on-pay results, Windstream management reached out to stockholders representing approximately 32% of our outstanding shares to ensure that we understand and, to the extent possible, address our stockholders’ concerns and observations with respect to our compensation policies. The following two themes emerged from these discussions:

●	Consideration of moving from a 1-year to 3-year measurement period in the Company’s long-term incentive performance share program
●	Consideration of either (a) aligning performance goals when the same measures are used within the short-term and long-term incentive program or (b) using different performance measures in the short-term and long-term incentive program

The Compensation Committee has reviewed and assessed these views and has determined to change, beginning in the 2016 plan year, the long-term incentive program to (a) use a different measure or measures than are used in the short-term incentive plan and (b) to measure the company’s performance over a multi-year period. The Compensation Committee is not implementing these changes for the 2015 plan year due to the recent management transition in December 2014 and the pending closing of the REIT spin-off scheduled for the second quarter of 2015.

Our Leadership Transition

Since Windstream was formed in 2006, we have executed a focused strategy to expand our business into a national provider of advanced communications and technology solutions to businesses, while continuing to provide voice and broadband services to consumers. Windstream has executed on this strategy by, among other things, successfully completing nine acquisitions, adding more than $4 billion in revenue and creating approximately $300 million in operating and capital synergies.

Focused on Windstream’s growth agenda for 2015 and beyond, the Board determined that a new perspective was needed in order to accelerate the pace of change within the Company and to more effectively respond to the rapidly evolving needs of our customers. The Board believes it found the right leadership team to accomplish these goals in Messrs. Thomas and Gunderman. Mr. Thomas succeeded Jeffery R. Gardner, who, after serving as President and CEO of Windstream since its inception, resigned his position effective December 11, 2014. Mr. Thomas had previously served as Windstream’s Chief Financial Officer and, most recently, as President-REIT Operations. The Board chose Mr. Thomas to serve as Windstream’s CEO because it believes Mr. Thomas, through his telecom experience and his in-depth knowledge of Windstream gained through years of dedicated service, is the right executive to lead Windstream, position the consumer, carrier, and enterprise businesses for long-term success and drive revenue growth. Prior to his appointment as CFO, Mr. Gunderman was serving as interim CFO and Treasurer, a position he held since October 1, 2014 following Mr. Thomas’s transition from CFO to President-REIT Operations. The Board determined that because of his skills as a finance leader and intimate knowledge of Windstream’s business and the opportunities lying before it, Mr. Gunderman was the right executive to lead Windstream’s finance organization.

Mr. Thomas’s Employment Agreement. We entered into an employment agreement with Mr. Thomas in connection with his appointment as President and Chief Executive Officer. The employment agreement provides for an annual base salary of not less than $1,000,000 and a target annual bonus opportunity, commencing with the 2015 fiscal year, of not less than 125% of his base salary. Under the terms of the agreement, Mr. Thomas received a time-based restricted share award with a grant date value of $1,000,000, which award will vest in full on the third anniversary of the date of grant. The agreement also provides Mr. Thomas with certain severance benefits in the event he is terminated without “cause” or leaves the Company for “good reason”. The terms of Mr. Thomas’s employment contract were determined by the Compensation Committee after considering the advice and comparative market analyses provided by Pearl Meyer & Partners, LLC. A more detailed discussion of Mr. Thomas’s employment agreement is included below in the Section titled “Employment Agreements and Severance Arrangements.”

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Mr. Gardner’s Separation Agreement. At the time of his resignation as President and Chief Executive Officer on December 11, 2014, the Board and Mr. Gardner agreed that he would remain employed by Windstream in an advisory capacity and remain on the Board through February 1, 2015 to ensure an orderly leadership transition. During this advisory period, he continued to receive the same base salary and benefits that were in effect on the date he stepped down as President and Chief Executive Officer. Mr. Gardner will not participate in Windstream’s annual or long-term incentive programs for 2015 or to receive additional compensation for his services as a member of the Board of Directors in 2015. In connection with his departure, Windstream was obligated to pay Mr. Gardner a lump sum of $3,000,000 as severance benefits pursuant to the terms of his existing employment contract. This severance benefit equaled three times his annual base salary. In addition, in recognition of Mr. Gardner’s leadership and contributions in transforming Windstream from a rural wireline telephone business to a FORTUNE 500 company, the Board elected to vest 250,000 equity awards held by Mr. Gardner. Mr. Gardner’s remaining equity awards for the 2015, 2016 and 2017 performance periods (518,285 in total) were forfeited and cancelled. In exchange for these benefits, Mr. Gardner executed a waiver and release of all claims in favor of Windstream. Mr. Gardner remains subject to the confidentiality, non-competition, and non-solicitation provisions contained in his employment agreement for a one year period and remains subject to Windstream’s clawback policy. The terms of Mr. Gardner’s separation agreement were determined and recommended to the Board by the Compensation Committee after considering the advice of Pearl Meyer & Partners, LLC.

Elements of 2014 Compensation

For 2014, the compensation of Windstream’s named executive officers consists of three principal components:

●	Base salary;
●	Short-term (annual) cash incentive payments; and
●	Long-term incentives in the form of equity-based compensation.

The compensation program for the named executive officers also includes the Windstream 2007 Deferred Compensation Plan, the Windstream 401(k) Plan, change-in-control agreements, and limited perquisites.

Base Salary. Base salary represents a stable means of cash compensation to our executive officers. Our goal in setting base salary amounts is to provide competitive compensation that reflects the contributions and skill levels of each executive. However, consistent with our philosophy of tying pay to performance, our executives receive a relatively small percentage of their overall compensation in the form of base salary.

We generally implement any base pay increases on a calendar year basis, with occasional mid-year increases to reflect a promotion or additional experience or responsibilities. The table below includes each named executive officer’s base salary as of December 31, 2014 in comparison to his base salary as of December 31, 2013. Messrs. Gardner and Whittington are not included in the table below because they are no longer employed by Windstream.

	Base Salary at	Base Salary at
NEO	December 31, 2013	December 31, 2014	% Increase
Anthony W. Thomas	$500,000	$1,000,000	100%
Robert E. Gunderman(1)	N/A	$450,000	N/A
John P. Fletcher	$500,000	$515,000	3%
J. David Works, Jr.	$430,000	$465,000	8%
John C. Eichler(1)	N/A	$290,000	N/A

(1)	Messrs. Gunderman and Eichler were not named executive officers in 2013, therefore 2013 base salary information is not presented in this table.

Messrs. Thomas and Gunderman’s current base salaries were established in connection with their promotions in December 2014. The Compensation Committee determined their current base salaries after considering the advice and comparative market analyses provided by PM&P and considering the salary they were receiving at the time of promotion.

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In February of 2014, based on their performance and anticipated future contributions, and considering the market data described above, the Compensation Committee increased Messrs. Fletcher and Works’ salaries from $500,000 to $515,000 and from $430,000 to $465,000, respectively.

Short-Term Cash Incentive Payments. Windstream maintains short-term cash incentive plans which are designed primarily to motivate executives to achieve Company-wide performance goals over annual or quarterly periods. Under these plans, the Compensation Committee sets different target payout amounts (as a percentage of base salary) for all executive officers in order to reflect such individual’s contributions to Windstream and the market level of compensation for such position. The Compensation Committee believes these short-term incentive plans are a key part of its goal to make a substantial portion of total direct compensation at-risk.

During 2014, the named executive officers participated in a short-term cash incentive plan based on Windstream’s achievement of certain Adjusted OIBDA, total revenue and payout ratio levels. The Compensation Committee selected these financial measures because it believes successful performance against these measures promotes the creation of long-term stockholder value. Set forth below is more detail regarding these financial measures:

Performance		Reason Selected by Compensation
Measure	Description	Committee
Adjusted OIBDA
●Operating income before it is reduced by depreciation and amortization
●Excludes merger and integration expense, pension (income) expense, share-based compensation, and restructuring charges
●Adjusted OIBDA is a Non-GAAP Measure

●Is the key indicator of profitability that ensures Windstream’s ability to generate sustainable cash flows over a long period of time
●Is one of the principal measures used by Windstream to communicate its financial performance in its quarterly earnings releases
●Is given more weight than other financial measures because it is believed to be more closely related to stockholder value

Total revenue	●GAAP measure included in our audited financial statements	●Is a strong indicator of the Company’s performance year-over-year and overall financial condition
Payout ratio
●Dividends Paid/Adjusted Free Cash Flow
●Adjusted free cash flow is a Non-GAAP measure and is defined as Adjusted OIBDA less cash interest, cash taxes and capital expenditures (excluding integration capital)
●Illustrates how well cash flows support our dividend payments ●Is a key metric followed by our stockholders and the capital markets

Under the short-term incentive plan, executive officers are eligible to receive payments in proportion to Windstream’s achievement of certain levels of each performance measure set at minimum (or threshold), target and maximum levels. The Compensation Committee sets each performance goal at levels it believes to be difficult but achievable and designed to drive industry-leading results. No payout is made if performance is below the threshold levels, and performance between threshold, target and maximum levels results in prorated payouts. The table below sets forth the 2014 performance goal levels:

		Performance Goal Levels
			(dollars in billions)
Performance Measure	Component of Total Award	Threshold	Target	Maximum
Adjusted OIBDA	60%	$2.155	$2.271	$2.387
Total revenue	20%	$5.741	$5.980	$6.220
Payout ratio	20%	78%	73%	68%

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2014 Actual Results. Windstream’s actual Adjusted OIBDA for 2014 was $2.140 billion, which was below the threshold amount. Actual Total Revenue for 2014 was $5.830 billion, which reflected an approximate 68.5% achievement level against the target performance goal. The Payout Ratio for 2014 was 75.8%, which reflected an approximate 71.6% achievement level against the target performance goal. The overall achievement level calculated based on the 2014 financial results was approximately 28%. The following table shows the target payouts and actual payouts (in each case, expressed as a percentage of base salary) for each NEO under the short-term incentive plan for 2014:

Named Executive Officer	Target Payout Percentage	Actual Payout Percentage
Anthony W. Thomas	80%	22%
Robert E. Gunderman	40%	11%
John P. Fletcher	80%	22%
J. David Works, Jr.	80%	22%
John C. Eichler	40%	11%
Jeffery R. Gardner	135%	38%
Brent Whittington	80%	0%

The Compensation Committee set the target payout percentages for the NEOs at the beginning of the fiscal year based on such individual’s contributions to Windstream and the market level of compensation for such position without benchmarking against a specific percentile. The Compensation Committee set Mr. Gardner’s target payout percentage level while he was President and Chief Executive Officer of the Company. The Committee set his level above the other NEOs given his position and ability in that role to affect stockholder value relative to other NEOs.

Messrs. Thomas and Gunderman’s participation amounts were set before they were promoted in the fourth quarter of 2014 and were not adjusted during the 2014 performance cycle to reflect their new positions. Mr. Thomas’s 2015 participation level in the short-term incentive plan will be 125%, which will be higher than all other executive officers. The Compensation Committee set this amount when Mr. Thomas was promoted to President and Chief Executive Officer and believes it is consistent with the Committee’s view of the level of responsibility and ability to affect stockholder value of the Company’s principal executive officer.

Mr. Whittington was not employed by Windstream at the end of 2014 and, therefore, did not receive a payout under the short-term incentive plan.

Long-Term Equity-Based Incentive Awards. Windstream maintains an equity-based compensation program to provide long-term incentives to executive officers, to better align the interests of executives with stockholders and to provide a retention incentive. The equity-based compensation program also furthers the Compensation Committee’s goal to make a substantial portion of executive officers’ total direct compensation at-risk.

Each year NEOs receive a portion of their total direct annual compensation in the form of long-term equity-based incentive compensation. All Windstream equity compensation awards are issued as either time-based restricted stock or performance-based restricted stock units (PBRSUs) under the Windstream Amended and Restated 2006 Equity Incentive Plan (“Equity Plan”). Windstream has not issued any stock options or other forms of equity compensation to its directors, executive officers or other employees. The Compensation Committee believes that restricted stock or PBRSU awards are a preferred mechanism of equity compensation compared to stock options or other devices that derive value from future stock price appreciation due to the high-dividend, low-growth profile of Windstream. In addition, PBRSUs are eligible for deduction for tax purposes under Section 162(m) of the Internal Revenue Code. The table below provides more details regarding the time-based restricted stock and PBRSUs granted in 2014:

Percentage of Total
LTI Awards
Stock Award	in 2014	Vesting	Dividend Treatment
Time-Based Restricted Stock	●50% for all NEOs (other than Mr. Gardner) ●0% for Mr. Gardner	●Vest ratably over three years subject to continuous employment by Windstream through March 1, 2017	●Executive officers have the right to receive any cash dividends paid with respect to the restricted shares during the vesting period
Performance-Based Restricted Stock Units	●50% for all NEOs (other than Mr. Gardner) ●100% for Mr. Gardner
●Vest ratably over a three-year period with each year set as a separate performance period
●Performance measures set each year
●Vest only if the performance thresholds are met and the executive is still employed on the date of vesting
●Dividends are accrued and paid out only when and if the performance conditions are satisfied

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The Windstream Board of Directors delegated responsibility for administration of the Equity Plan, including the authority to approve awards, to the Compensation Committee. It is the Compensation Committee’s policy to review and approve all annual equity compensation awards to directors, executive officers, and all other eligible employees at its first regularly scheduled meeting of each year, which typically occurs each February. In determining the number of shares of restricted stock or performance-based restricted stock to award to any individual under the Equity Plan, the Compensation Committee divides the approved grant value for such individual by the closing stock price of Windstream Common Stock on the date that the Compensation Committee approves the award (rounded down to the nearest whole share). As a matter of policy, the Compensation Committee does not approve awards of equity compensation through the adoption of a unanimous written consent in lieu of a meeting.

In the first quarter of 2014, the Compensation Committee approved the amounts and types of equity-based compensation awards described below to the named executive officers. As with other elements of compensation, the Compensation Committee based individual equity-based incentive awards on such individual’s contributions to Windstream and the market level of compensation for such position without benchmarking against a specific percentile.

		2014 Grants of Performance-Based
		Restricted Stock Units
				Total Amount,
	2014 Grants of			Including Possible
	Time-Based			Overachievement
Named Executive Officer	Restricted Stock ($)	Threshold ($)	Target ($)	($)
Anthony W. Thomas	750,000 (1)	375,000	750,000	1,125,000
Robert E. Gunderman	149,997 (1)	74,999	149,997	224,996
John P. Fletcher	599,995	299,998	599,995	899,993
J. David Works, Jr.	374,996	187,498	374,996	562,494
John C. Eichler	129,997	64,999	129,997	194,996
Jeffery R. Gardner	-	2,324,998	4,649,995	6,974,993
Brent Whittington	799,996	399,998	799,996	1,199,994

(1)	These amounts do not include the retention grants of $999,993 and $499,996 made in December 2014 to Messrs. Thomas and Gunderman in connection with their appointments to President and Chief Executive Officer and Chief Financial Officer and Treasurer, respectively. These special retention grants are not considered part of our annual compensation program.

The Compensation Committee sets the performance measures for PBRSUs each year during the three-year vesting period. It is the Compensation Committee’s goal to set such amounts at levels that it believes are difficult but achievable and designed to drive industry leading results. For fiscal 2014, the Committee selected Adjusted OIBDA as the baseline performance measure and included an overachievement measure (the “Overachievement Measure”) based on Windstream total stockholder return. The reasons the Compensation Committee selected Adjusted OIBDA are outlined above in the section titled “Short-Term Cash Incentive Payments”. The Compensation Committee selected total stockholder return for the Overachievement Measure because it is an objective metric that the Committee believes will further align compensation opportunity of our NEOs to stockholder interests.

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The target Adjusted OIBDA metric for the 2014 performance period was set at 97% of an Adjusted OIBDA goal of $2.271 billion and the threshold was 95% of this amount. No shares are awarded under these grants if actual Adjusted OIBDA is less than the threshold and no additional amounts are awarded if actual Adjusted OIBDA exceeds the target.

Overachievement Measure. For the Overachievement Measure, each NEO is entitled to receive an additional number of shares up to 50% of his/her target payout amount if (1) Windstream achieves the Total Stockholder Return goal (as described below) over the three-year vesting period of the PBRSUs, and (2) at least the minimum threshold of the Adjusted OIBDA goal is met in each of the three fiscal performance periods covered by the vesting schedule. The Total Stockholder Return goal is measured by comparing Windstream total stockholder return against the cumulative total return of the S&P 500 index. The Compensation Committee chose the broader S&P 500 index over the S&P telecom index because the telecom index is comprised of only eight (8) companies, including AT&T and Verizon, which are not impacted by the same issues and environment given their larger size and their focus on wireless businesses. Pursuant to the Overachievement Measure, an additional 25% of shares will be issued if Windstream total stockholder return is between the 50-75th percentile of the S&P 500 and an additional 50% of shares will be issued for performance over the 75th percentile.

2014 Performance Period Actual Results. Actual Adjusted OIBDA for fiscal 2014 fell below the threshold amount. As such, PBRSUs for the 2014 performance period (specifically, the 2012, 2013 and 2014 grants) did not vest in accordance with their terms. Also, these PBRSUs are no longer eligible for the overachievement measure because the 2014 threshold was not met.

The unvested and cancelled PBRSUs were granted in fiscal years 2012, 2013 and 2014 and represented approximately 50% of each named executive officer’s (other than Mr. Gardner) total equity awards that were eligible to vest during the 2014 performance period. PBRSUs represented 100% of Mr. Gardner’s total equity awards eligible to vest during the 2014 performance period.

Employment Agreements and Severance Arrangements

Anthony W. Thomas. Windstream entered into an employment agreement with Mr. Thomas on December 11, 2014 in connection with his appointment as President and Chief Executive Officer. The employment agreement provides that Mr. Thomas will be employed as President and Chief Executive Officer for the period beginning on December 11, 2014 and ending on December 31, 2019, subject to annual renewals thereafter. During the term of his employment, Mr. Thomas’s annual base salary will be not less than $1,000,000 and his target annual bonus opportunity, commencing with the 2015 fiscal year, will not be less than 125% of his base salary. Under the terms of the agreement, Mr. Thomas received a time-based restricted share award with a grant date value of $1,000,000, which award will vest in full on the third anniversary of the date of grant. Additionally, the contract provides that Mr. Thomas will be eligible to participate in equity incentive, employee benefits and perquisite programs and arrangements that are no less favorable than those provided to other senior executives of Windstream. The agreement also provides that if Mr. Thomas’s employment is terminated without “Cause” (as defined in the employment agreement) or Mr. Thomas terminates his employment for “Good Reason” (as defined in the employment agreement), then Windstream will pay to Mr. Thomas, in a lump sum, the following amounts:

●	his annual base salary through the date of termination and any other vested benefits, in each case to the extent not previously paid, and
●	three times his annual base salary.

If Mr. Thomas’s employment terminates for any other reason, then the employment agreement will terminate without further obligation to Mr. Thomas other than the obligation to pay his annual base salary through the date of termination and any other vested benefits. Upon termination of employment, Mr. Thomas is prohibited under the agreement from soliciting employees or customers of or competing against Windstream for a one-year period and is subject to confidentiality and non-disparagement restrictions. Moreover, Mr. Thomas is required to sign a waiver and release of all claims against Holdings and its affiliates prior to receiving severance benefits under the Employment Agreement.

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Jeffery R. Gardner. Mr. Gardner’s employment contract was terminated in connection with his resignation on December 11, 2014. The employment agreement provided for a base salary of not less than $700,000 per year and severance benefits of three times base salary - which were triggered in connection with his departure from the Company, as described above. The Compensation Committee approved the foregoing severance benefit to Mr. Gardner when his employment agreement was executed in January of 2008. The Committee approved the severance benefits based on the importance of Mr. Gardner’s service and contributions to Windstream, to recognize that it would be difficult for him to find comparable employment during a short period of time following a separation, and to reflect market practice of providing similar severance benefits to the CEO position.

Severance Arrangements. As part of his offer letter with Windstream, Mr. Works is eligible to receive severance benefits of one times his salary and target bonus if his employment is terminated by Windstream for any reason other than cause or for resignation for good reason (as defined in his change in control agreement) prior to February 1, 2017, which is the five-year anniversary of his employment with Windstream. In addition, as part of their change-in-control agreements, Messrs. Gunderman and Eichler are entitled to receive severance benefits of one times their salary and target bonus if their employment is terminated by Windstream for any reason other than cause or for resignation for good reason (as defined in their change in control agreements).

Change-In-Control Agreements. Windstream has entered into change-in-control agreements with Mr. Thomas and each executive officer (including the NEOs). The Compensation Committee believes that change-in-control agreements provide protection to our executive officers from the uncertainty associated with a potential change-in-control and are a key element in ensuring that our total compensation package is competitive with the compensation arrangements of other market participants. The change-in-control agreements for our NEOs provide that upon a qualifying separation from service the executive officers will be eligible to receive a cash, lump sum payment equal to a multiple times base salary and target bonus. The multiple is three times for Messrs. Thomas, Fletcher and Works, two times for Mr. Gunderman and one time for Mr. Eichler. Such payments will become payable on a “double-trigger” basis, which means that a change-in-control of Windstream must occur and the officer’s employment with Windstream must be terminated through either a resignation for “good reason” or a termination without “cause” (as those terms are defined in the change-in-control agreement). Pursuant to the terms of the change-in-control agreements, if excise taxes would be imposed upon payments received under the agreements the executive will either receive all of the benefits to which he or she is entitled under the agreement, subject to the excise tax, or have his or her benefits under the agreement reduced to a level at which the excise tax will not apply, depending upon which approach would provide the executive with the greater net after-tax benefit. Refer to the “Potential Payments Upon Termination or Change-in-Control” section for details associated with the Change-in-Control Agreement.

Whittington Separation Agreement. In 2014, Mr. Whittington resigned as Chief Operating Officer of Windstream. In recognition of Mr. Whittington’s significant service and contributions to Windstream's success from its formation in 2006 and throughout its transformation, the Compensation Committee recommended, and the Board approved, a severance arrangement for Mr. Whittington which provided:

●	a lump sum of $1.6 million,
●	full vesting of his unvested time-based restricted shares (160,824 restricted shares), and
●	pro-rated vesting of his performance-based restricted stock units for the 2014 performance cycle (57,479 units) along with accrued but unpaid dividend equivalents.

In exchange for these benefits, Mr. Whittington agreed to continue serving as a full-time employee until September 1, 2014 and execute a release of claims in favor of Windstream. Mr. Whittington also agreed to be subject to certain non-disclosure, non-competition, and non-solicitation restrictions and remains subject to Windstream’s clawback policy.

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Other Compensation

Retirement Plans. Windstream maintains a defined benefit pension plan and a qualified 401(k) defined contribution plan for its executive officers (including the NEOs) and employees. Participation in the pension plan is frozen except for certain bargaining unit employees. No executive officer is eligible for continued accruals. Windstream’s 401(k) plan provides for potential matching employer contributions of up to 4% of a participant’s compensation. The Compensation Committee maintains the 401(k) plan in order to provide employees with an opportunity to save for retirement with pre-tax dollars. The 401(k) plan also allows Windstream to fund its contributions to this plan in a predictable, consistent manner.

Deferred Compensation Plans. Windstream’s 2007 Deferred Compensation Plan provides a non-qualified deferred compensation plan for its executive officers (including the NEOs) and other key employees. The Compensation Committee adopted this plan as part of its effort to provide a total compensation package that was competitive with the compensation arrangements of other companies. The plan offers participants the ability to defer compensation above the IRS qualified plan limits.

Perquisites/Aircraft Use. Effective February 2015, Mr. Thomas is allowed to utilize Windstream’s corporate aircraft for personal use under a time-sharing arrangement pursuant to which he is obligated to reimburse Windstream for the incremental cost of such use (which primarily includes costs for fuel, maintenance charges allocable to such use and contract-pilot charges, and excludes depreciation of the aircraft, general maintenance, compensation of Windstream’s employee pilots, and other general charges related to ownership of the aircraft). All other NEOs are permitted limited personal use of Windstream’s corporate aircraft and are allowed to have family members accompany them on business trips on the aircraft, in each case subject to prior approval of Messrs. Thomas or Fletcher. The Compensation Committee monitors the use by Mr. Thomas and all other NEOs to ensure the amount of usage is reasonable. The Compensation Committee believes that personal use of aircraft for Mr. Thomas and all other NEOs is a reasonable benefit in light of the significant demands that are imposed on their schedules as a result of their responsibilities to Windstream.

Stock Ownership/Insider Trading Policies

Windstream’s minimum share ownership guidelines apply to Mr. Thomas and all other executive officers. The guidelines are described in this proxy statement under the heading “Stock Ownership Guidelines.” The minimum share ownership guidelines are intended in part to ensure that executive officers retain a sufficient number of shares of Windstream Common Stock such that they continue to have a material financial interest in Windstream which is aligned with the stockholders. In addition, under Windstream’s insider trading compliance policy, directors and executive officers are prohibited from engaging in any transaction involving derivative securities intended to hedge the market risk in equity securities of Windstream other than purchases of long call options or the sale of short put options that are not closed prior to their exercise or expiration date. The policy also prohibits the purchase of shares on loan or margin and short sales.

Clawback Policy

Windstream has a clawback policy that requires executive officers to repay or forfeit performance-based compensation under certain conditions. Effective January 1, 2013, the policy covers the following types of compensation: annual or short-term incentive compensation, performance-based restricted stock or units, other performance-based compensation, and such other compensation as may be designated by resolution to be subject to the policy. The policy does not cover time-based restricted stock or severance benefits awarded under a change-in-control agreement. Under the policy, each executive officer is required to forfeit or repay covered compensation, to the fullest extent permitted by law, if all of the following conditions are met: (i) Windstream financial statements filed during an executive officer’s employment become subject to a restatement; (ii) the Board determines that fraud caused or significantly contributed to the need for the restatement; (iii) the Board determines that the restatement applies to the covered compensation; and (iv) the Board determines in its sole discretion that it is in the best interests of Windstream and its stockholders for the executive officer to repay the covered compensation. The policy is limited to compensation that is vested or paid based on the achievement of financial results that subsequently become subject to restatement. The Board can determine that a restatement applies to covered compensation if the vesting or payment of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement, and the amount of compensation that would have been received by the executive officer had the financial results been properly reported, after giving effect to the restatement, would have been lower than the amount actually received. Each executive officer is required to sign an agreement that he or she has received, read and understood the policy. In addition, the policy provides that repayment and forfeiture remedies are not the exclusive remedies and that Windstream may pursue every other right or remedy at law or in equity available.

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COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

This report provides information concerning the Compensation Committee of Windstream Holdings, Inc.’s Board of Directors. The Compensation Committee’s Charter is available on the Investor Relations page of Windstream Holdings, Inc.’s website at www.windstream.com/investors. The Compensation Committee is comprised entirely of independent directors, as defined and required by NASDAQ listing standards.

The Compensation Committee has reviewed the disclosures under the caption “Compensation Discussion and Analysis” contained in Windstream Holdings, Inc.’s Proxy Statement on Schedule 14A for the 2015 Annual Meeting of Stockholders and has discussed such disclosures with the management of Windstream Holdings, Inc. Based on such review and discussion, the Compensation Committee recommended to the Windstream Board of Directors that the “Compensation Discussion and Analysis” be included in Windstream Holdings, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Windstream Holdings, Inc.’s Proxy Statement on Schedule 14A for the 2015 Annual Meeting of Stockholders for filing with the Securities and Exchange Commission.

The Compensation Committee
Samuel E. Beall, III, Chairman
William G. LaPerch
William A. Montgomery

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SUMMARY COMPENSATION TABLE

The following table shows the compensation awarded to, earned by or paid to Windstream’s named executive officers (or NEOs) in fiscal year 2014 and, as applicable, in fiscal years 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Anthony W. Thomas	2014	538,461	2,607,453	127,400	32,319	61,843	3,367,476
President and CEO	2013	500,000	1,277,576	287,240	-	56,299	2,121,115
	2012	496,154	1,004,561	360,000	27,199	53,594	1,941,508
Robert E. Gunderman	2014	289,823	777,110	33,302	-	66,234	1,166,469
CFO and Treasurer (6)
John P. Fletcher	2014	511,538	1,382,453	115,360	-	43,675	2,053,026
EVP – General	2013	500,000	1,277,576	287,240	-	52,371	2,117,187
Counsel	2012	496,154	1,034,753	360,000	-	59,611	1,950,518
J. David Works, Jr.	2014	456,923	807,840	104,160	-	38,398	1,407,321
President – Enterprise (6)	2013	430,000	606,749	216,148	-	38,805	1,291,702
John C. Eichler	2014	288,846	283,723	32,480	-	16,614	621,663
Controller (6)
Jeffery R. Gardner	2014	1,000,000	5,382,350	378,000	586,651	79,581	7,426,582	(7)
Former President and	2013	1,000,000	5,007,367	969,435	-	90,840	7,067,642
CEO	2012	998,615	5,199,553	1,215,000	465,075	117,107	7,995,350
Brent Whittington	2014	456,711	1,857,899	-	16,966	1,638,393	3,969,969
Former COO	2013	635,000	1,725,226	364,795	-	47,010	2,772,031
	2012	631,923	1,392,297	457,200	14,279	74,879	2,570,578

(1)	The amounts included in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718. The fair value reflects the expected future cash flows of dividends and therefore dividends on unvested shares are not separately disclosed. The amounts in this column for each fiscal year exclude the effect of any estimated forfeitures of such awards. The assumptions used in the calculation of these amounts are included in our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
As discussed in further detail in footnotes 1-3 and 11 to the Grants of Plan-Based Awards table below, the information provided in the Stock Awards column does not reflect the manner in which the Compensation Committee viewed or determined the equity compensation values for the named executive officers. Specifically, under applicable SEC rules, the grant date fair values for the performance-based restricted stock or units is calculated based on the stock price when the target for each performance period is set. As a result, from the standpoint of allocating compensation to a particular fiscal period for purposes of this column, there is a disparity between the value approved by the Compensation Committee and the amounts reported above for each of the periods set forth in the column. For a discussion of the values considered by the Compensation Committee when awarding equity compensation in 2014, see the section titled “Long-Term Equity Based Incentive Awards” in the CD&A.
(2)	No options have been awarded by Windstream for any fiscal period.
(3)	These amounts represent payments made under the short-term incentive plan on performance. The 2014 payments were paid on February 27, 2015.
(4)	Amounts reflect increases in pension value only. Messrs. Gunderman, Fletcher, Eichler and Works do not participate in the pension plan.
(5)	The amounts shown in this column are comprised of (i) company matching contributions under the Windstream 401(k) Plan and the Windstream 2007 Deferred Compensation Plan, (ii) imputed income for value over $50,000 of life insurance coverage provided by Windstream, (iii) the value of the individual’s personal use of the Company airplane (which for Mr. Thomas totaled $26,325), (iv) healthy rewards program incentives (which are generally available to all employees), and (v) cell phone allowances. Also included in these amounts for Mr. Gunderman is $40,000 paid in connection with his service as interim Chief Financial Officer and Treasurer; and for Mr. Whittington are a $1,600,000 separation payment and $36,635 payment for accrued and unused vacation each paid in connection with his resignation in 2014. The value of an individual’s use of the Company airplane as reported in this column is based on the incremental cost to Windstream of such usage which includes costs for fuel, maintenance charges allocable to such use, and contract-pilot charges but excludes depreciation of the aircraft, general maintenance, compensation of Windstream’s employee pilots and other general charges related to ownership of the aircraft.
(6)	Messrs. Gunderman and Eichler were not NEOs in 2012 or 2013 and Mr. Works was not a NEO in 2012.
(7)	Does not include $3,000,000 severance payment made in fiscal 2015.

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GRANTS OF PLAN-BASED AWARDS

The following table shows information regarding grants of plan-based awards, including equity and non-equity incentive plans, made by Windstream during 2014 to the individuals named below. All equity grants made in 2014 were made pursuant to the Amended and Restated 2006 Equity Incentive Plan. All non-equity grants made in 2014 were made pursuant to Windstream’s short-term cash incentive plans described in the section titled “Short-Term Cash Incentive Payments” in the CD&A.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Award			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#) (7)		Grant Date Fair Value of Stock and Option Awards ($) (11)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Anthony W. Thomas	3/6/14	227,500	455,000	910,000	15,282	(1)	30,563	(1)	45,845	(4)			375,004
	3/6/14				9,344	(2)	18,688	(2)	28,032	(5)			229,302
	3/6/14				10,316	(3)	20,632	(3)	30,948	(6)			253,155
	3/6/14										91,687	(8)	750,000
	12/19/14										115,874	(9)	999,992
Robert E. Gunderman	3/6/14	59,468	118,935	237,870	3,057	(1)	6,113	(1)	9,170	(4)			75,002
	3/6/14				2,124	(2)	4,247	(2)	6,371	(5)			52,115
	3/6/14										18,337	(8)	149,997
	12/19/14										57,937	(10)	499,996
John P. Fletcher	3/6/14	206,000	412,000	824,000	12,225	(1)	24,450	(1)	36,675	(4)			300,002
	3/6/14				9,344	(2)	18,688	(2)	28,032	(5)			229,302
	3/6/14				10,316	(3)	20,632	(3)	30,948	(6)			253,155
	3/6/14										73,349	(8)	599,994
J. David Works, Jr.	3/6/14	186,000	372,000	744,000	7,641	(1)	15,281	(1)	22,922	(4)			187,494
	3/6/14				5,309	(2)	10,618	(2)	15,927	(5)			130,283
	3/6/14				4,689	(3)	9,378	(3)	14,067	(6)			115,068
	3/6/14										45,843	(8)	374,995
John C. Eichler	3/6/14	58,000	116,000	232,000	2,649	(1)	5,298	(1)	7,947	(4)			65,006
	3/6/14				2,209	(2)	4,417	(2)	6,626	(5)			54,201
	3/6/14				1,407	(3)	2,813	(3)	4,220	(6)			34,520
	3/6/14										15,892	(8)	129,996
Jeffery R. Gardner	3/6/14	675,000	1,350,000	2,700,000	94,743	(1)	189,486	(1)	284,229	(4)			2,324,993
	3/6/14				69,657	(2)	139,313	(2)	208,970	(5)			1,709,375
	3/6/14				54,930	(3)	109,860	(3)	164,790	(6)			1,347,982
Brent Whittington	3/6/14	254,000	508,000	1,016,000	16,300	(1)	32,600	(1)	48,900	(4)			400,002
	3/6/14				12,742	(2)	25,484	(2)	38,226	(5)			312,689
	3/6/14				14,068	(3)	28,135	(3)	42,202	(6)			345,212
	3/6/14										97,799	(8)	799,996

(1)	These amounts represent one-third (1/3) of the threshold and target amounts of an award of performance-based restricted stock units (or PBRSUs) granted to the named executive officer in 2014 that vest ratably over a three-year period with each year set as a separate performance period. The Compensation Committee sets the threshold and target Adjusted OIBDA amount each year during the three-year vesting period. Pursuant to SEC rules and applicable accounting rules, because the Compensation Committee sets the annual performance targets at the start of each respective performance period, only the grant date fair value of the portion of the grant subject to a particular performance period is reported in this table, which results in a disparity between the annual grant values approved by the Compensation Committee and the amounts reported above. Accordingly, these amounts represent only the first tranche of the total grant of PBRSUs in 2014 (i.e., the portion of the 2014 grant allocated to the 2014 performance period). The aggregate target amount of the first, second and third tranches of the 2014 grant of PBRSUs is referred to herein as the “Total Target Amount.”
(2)	These amounts represent one-third (1/3) of the threshold and target amounts of an award of performance-based restricted stock units (or PBRSUs) granted to the named executive officer in 2013 that vest ratably over a three-year period with each year set as a separate performance period. The Compensation Committee sets the threshold and target Adjusted OIBDA amount each year during the three-year vesting period. As stated above, pursuant to SEC rules and applicable accounting rules, because the Compensation Committee sets the annual performance targets at the start of each respective performance period, only the grant date fair value of the portion of the grant subject to a particular performance period is reported in this table, which results in a disparity between the annual grant values approved by the Compensation Committee and the amounts reported above. Accordingly, these amounts represent only the second tranche of the total grant of PBRSUs in 2013 (i.e., the portion of the 2013 grant allocated to the 2014 performance period).

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(3)	These amounts represent one-third (1/3) of the threshold and target amounts of an award of performance-based restricted stock units (or PBRSUs) granted to the named executive officer in 2012 that vest ratably over a three-year period with each year set as a separate performance period. The Compensation Committee sets the threshold and target Adjusted OIBDA amount each year during the three-year vesting period. As stated above, pursuant to SEC rules and applicable accounting rules, because the Compensation Committee sets the annual performance targets at the start of each respective performance period, only the grant date fair value of the portion of the grant subject to a particular performance period is reported in this table, which results in a disparity between the annual grant values approved by the Compensation Committee and the amounts reported above. Accordingly, these amounts represent only the third tranche of the total grant of PBRSUs in 2012 (i.e., the portion of the 2012 grant allocated to the 2014 performance period).
(4)	While no additional amounts are awarded if actual Adjusted OIBDA exceeds the target performance goal, these amounts equal the sum of the target amount of the first tranche of the 2014 grant of PBRSUs plus one-third (1/3) of the 2014 Overachievement Amount (as defined below). Pursuant to the 2014 grant of PBRSUs, each NEO is entitled to receive an additional number of shares following completion of the three-year vesting period equal to 50% of his Total Target Amount (the “2014 Overachievement Amount”) if (i) Windstream’s total stockholder return exceeds 75% of the S&P 500 during the vesting period, and (ii) at least the minimum threshold of the Adjusted OIBDA goal is met in each of the three fiscal performance periods covered by the three-year vesting period.
(5)	While no additional amounts are awarded if actual Adjusted OIBDA exceeds the target performance goal, these amounts equal the sum of the target amount of the second tranche of the 2013 grant of PBRSUs plus one-third (1/3) of the 2013 Overachievement Amount (as defined below). Pursuant to the 2013 grant of PBRSUs, each NEO is entitled to receive an additional number of shares following completion of the three-year vesting period equal to 50% of his Total Target Amount (the “2013 Overachievement Amount”) if (i) Windstream’s total stockholder return exceeds 75% of the S&P 500 during the vesting period, and (ii) at least the minimum threshold of the Adjusted OIBDA goal is met in each of the three fiscal performance periods covered by the three-year vesting period.
(6)	While no additional amounts are awarded if actual Adjusted OIBDA exceeds the target performance goal, these amounts equal the sum of the target amount of the third tranche of the 2012 grant of PBRSUs plus one-third (1/3) of the 2012 Overachievement Amount (as defined below). Pursuant to the 2012 grant of PBRSUs, each NEO is entitled to receive an additional number of shares following completion of the three-year vesting period equal to 50% of his Total Target Amount (the “2012 Overachievement Amount”) if (i) Windstream’s total stockholder return exceeds 75% of the S&P 500 during the vesting period, and (ii) at least the minimum threshold of the Adjusted OIBDA goal is met in each of the three fiscal performance periods covered by the three-year vesting period.
(7)	No options have been awarded by Windstream for fiscal years 2014, 2013 and 2012 to any of the named executive officers.
(8)	Represents restricted stock granted to the NEO that will vest ratably in one-third (1/3) annual increments subject to continuous employment through March 1, 2017.
(9)	Represents restricted stock granted to Mr. Thomas in connection with his appointment as President and Chief Executive Officer of Windstream that will vest in full on the third anniversary of the grant date, or December 19, 2017, subject to continuous employment through such date.
(10)	Represents restricted stock granted to Mr. Gunderman in connection with his assumption of the role of Chief Financial Officer and Treasurer on a non-interim basis that will vest in full on the third anniversary of the grant date, or December 19, 2017, subject to continuous employment through such date.
(11)	Represents the grant date fair value calculated in accordance with applicable standards for financial statement reporting purposes in accordance with FASB ASC Topic 718. The grant date fair values for the time-vesting restricted stock is determined on the closing stock price of Windstream Common Stock on the date of grant. The grant date fair values of the performance-based equity awards and the Overachievement Amount are based on the stock price of Windstream Common Stock on the date of the grant, which is considered the date the performance targets were set. Shares related to the 2014, 2013 and 2012 overachievement amounts cliff vest in 2017, 2016 and 2015, respectively, if at all, based on the performance criteria described above. Because the overachievement amounts are conditioned upon achievement of at least the threshold level of the Adjusted OIBDA goal set by the Compensation Committee at the start of each performance period, only one-third (1/3) of the overachievement shares related to the 2014, 2013 and 2012 criteria were included in the grant date fair value calculation.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows information regarding outstanding awards under the Windstream equity incentive plans held by the individuals named below as of December 31, 2014. All awards represent grants of restricted stock or units under the Equity Plan.

Stock Awards (1)
	Time-Based Vesting Restricted Stock			Performance-Based Vesting Restricted Stock or Units
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Anthony W. Thomas	27,530	(8)	226,847
	30,563	(9)	251,839	70,268	(3)	579,008
	18,688	(10)	153,989	30,563	(4)	251,839
	30,562	(11)	251,831	46,720	(5)	384,973
	30,562	(12)	251,831	30,562	(6)	251,831
	115,874	(13)	954,802	76,405	(7)	629,577
2014 Total	253,779		2,091,139	254,518		2,097,228
Robert E. Gunderman	8,936	(8)	73,633
	6,113	(9)	50,371	4,247	(3)	34,995
	4,247	(10)	34,995	6,113	(4)	50,371
	6,112	(11)	50,363	10,618	(5)	87,488
	6,112	(12)	50,363	6,112	(6)	50,363
	57,937	(13)	477,401	15,280	(7)	125,907
2014 Total	89,457		737,126	42,370		349,124
John P. Fletcher	27,530	(8)	226,847	70,268	(3)	579,008
	24,450	(9)	201,468	24,450	(4)	201,468
	18,688	(10)	153,989	46,720	(5)	384,973
	24,450	(11)	201,468	24,450	(6)	201,468
	24,449	(12)	201,460	61,123	(7)	503,649
2014 Total	119,567		985,232	227,011		1,870,566
J. David Works, Jr.	28,034	(8)	231,000	34,063	(3)	280,679
	15,281	(9)	125,915	15,281	(4)	125,915
	10,618	(10)	87,492	26,545	(5)	218,731
	15,281	(11)	125,915	15,281	(6)	125,915
	15,281	(12)	125,915	38,203	(7)	314,789
2014 Total	84,495		696,237	129,373		1,066,029
John C. Eichler	7,230	(8)	59,575	11,450	(3)	94,344
	5,298	(9)	43,656	5,298	(4)	43,656
	4,417	(10)	36,396	11,043	(5)	90,990
	5,297	(11)	43,647	5,297	(6)	43,647
	5,297	(12)	43,647	13,243	(7)	109,118
2014 Total	27,539		226,921	46,331		381,755
Jeffery R. Gardner	-		-	250,000	(14)	2,060,000
Brent Whittington	-		-	86,219	(15)	710,445

(1)	There are no outstanding awards of stock options for any NEO of Windstream.
(2)	Market value calculated using the closing price of Windstream Common Stock on December 31, 2014, which was $8.24.
(3)	Performance-based shares were scheduled to vest on February 15, 2015, if at all, based on achievement of performance objectives set by the Compensation Committee for fiscal 2014. Also includes overachievement shares related to the 2012 grant of PBRSUs as noted in footnote 6 of the “Grants of Plan-Based Awards” table. As a result of actual performance, none of the shares reported vested.
(4)	Performance-based shares were scheduled to vest on March 1, 2015, if at all, if Windstream achieved the performance objectives set by the Compensation Committee for fiscal 2014. As a result of actual performance, none of the shares reported vested.

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(5)	Performance-based shares will vest February 15, 2016, if at all, if Windstream achieves the performance objectives set by the Compensation Committee for fiscal 2015. Also includes overachievement shares related to the 2013 grant of PBRSUs as noted in footnote (5) of the “Grants of Plan-Based Awards” table.
(6)	Performance-based shares will vest March 1, 2016, if at all, if Windstream achieves the performance objectives set by the Compensation Committee for fiscal 2015.
(7)	Performance-based shares will vest on March 1, 2017, if Windstream achieves the performance objectives set for fiscal 2016, which have not yet been established by the Compensation Committee. Also includes overachievement shares related to the 2014 grant of PBRSUs as noted in footnote 4 of the “Grants of Plan- Based Awards” table.
(8)	Shares vested in full on February 15, 2015.
(9)	Shares vested in full on March 1, 2015.
(10)	Shares scheduled to vest in full on February 15, 2016.
(11)	Shares scheduled to vest in full on March 1, 2016.
(12)	Shares scheduled to vest in full on March 1, 2017.
(13)	Shares scheduled to vest in full on December 19, 2017.
(14)	Per Mr. Gardner's separation agreement, all of these shares vested on February 1, 2015. 518,285 shares were forfeited and cancelled in connection with his resignation on December 11, 2014.
(15)	Per Mr. Whittington's separation agreement, a pro-rated portion of these shares vested on March 1, 2015. As Mr. Whittington was employed through September 1, 2014, two-thirds of these shares, or 57,479 shares, vested on March 1, 2015.

OPTION EXERCISES AND STOCK VESTED

The following table shows information regarding the exercise or vesting of equity-based awards of Windstream during 2014 by the individuals named below.

	Stock Awards (1)
	Number of Shares		Value Realized
	Acquired on Vesting		on Vesting
Name	(#)		($)
Anthony W. Thomas	102,286	(2)	810,105
Robert E. Gunderman	16,981	(2)	134,490
John P. Fletcher	102,286	(2)	810,105
J. David Works, Jr.	48,032	(2)	380,413
John C. Eichler	23,322	(2)	184,710
Jeffery R. Gardner	628,824	(2)	4,980,286
Brent Whittington	135,455	(2)	1,072,804
	160,824	(3)	1,818,919

(1)	Windstream does not grant stock options and therefore had no option exercises by any NEO in 2014.
(2)	Shares vested on February 15, 2014 with a closing price of $7.92.
(3)	Shares vested on September 1, 2014 with a closing price of $11.31.

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PENSION BENEFITS

The following table shows certain information regarding benefits under the Windstream Pension Plan and Benefit Restoration Plan as of December 31, 2014 for the individuals named below.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#) (1)	($) (2)	($)
Anthony W. Thomas	Pension Plan	7	113,143	-0-
	Benefit Restoration Plan	-	9,658	-0-
Robert E. Gunderman	Pension Plan	-	-	-
	Benefit Restoration Plan	-	-	-
John P. Fletcher	Pension Plan	-	-	-
	Benefit Restoration Plan	-	-	-
J. David Works, Jr.	Pension Plan	-	-	-
	Benefit Restoration Plan	-	-	-
John C. Eichler	Pension Plan	-	-	-
	Benefit Restoration Plan	-	-	-
Jeffery R. Gardner	Pension Plan	12	373,132	-0-
	Benefit Restoration Plan	-	2,673,253	-0-
Brent Whittington	Pension Plan	3.5	56,471	-0-
	Benefit Restoration Plan	-	7,996	-0-

(1)	Each NEO’s number of years credited service recognizes prior years of service under the Alltel Corporation Pension Plan and the Alltel Corporation Benefit Restoration Plan, for Messrs. Thomas and Whittington, as well as service between 2006 and 2010 for Mr. Gardner.
(2)	The present value of accumulated benefits includes the present value of the benefits transferred from the Alltel Corporation Pension Plan and the Alltel Corporation Benefit Restoration Plan as part of the spin-off. The present value of accumulated benefits was calculated based on retirement at age 60 with 20 years of credited service, current compensation as of December 31, 2014, no pre-retirement decrements, the RP-2014 generational projection table using scale MP-2014, and a 4.14% discount rate, which is the same rate used for preparing Windstream’s consolidated financial statements.

Windstream Pension Plan. Windstream maintains the Windstream Pension Plan (“Pension Plan”), which is a tax-qualified defined benefit plan. The Pension Plan generally covers salaried and non-salaried employees of Windstream and those subsidiary companies that have adopted the Pension Plan. Accruals are frozen for non-bargaining employees. No named executive officers are eligible for continuing accruals under the Pension Plan as of the end of 2014.

The Pension Plan’s accrued benefit is payable in the form of a monthly life annuity following normal retirement at age 65 (or, if later, at five years of service or at the fifth anniversary of participation). The accrued benefit is also payable in a monthly life annuity following early retirement at or after age 55 with at least 20 years of service (with reduction in the life annuity of 0.25% for each month that commencement precedes age 60) or at or after age 60 with 15 years of service (with reduction in the life annuity of 0.25% for each month that commencement precedes age 65 for a participant whose benefit commences before age 62). As of the end of 2014, no named executive officers satisfied the foregoing age and service requirements to commence receipt of an early retirement benefit under the Pension Plan.

For deferred vested participants (i.e. those who terminate employment before early retirement), the accrued benefit is payable in a monthly life annuity beginning at normal retirement age. If a deferred vested participant has 15 years of service, the accrued benefit is also payable in a monthly life annuity beginning as early as age 60 (with reduction in the life annuity of 0.50% for each month commencement precedes age 65), and, if the deferred vested participant has at least 20 years of service, the accrued benefit is also payable in a monthly life annuity beginning as early as age 55 (with reduction in the life annuity of 0.50% for each month commencement precedes age 65).

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For a participant eligible for normal retirement or early retirement, payment is also available in actuarial equivalent joint and surviving spouse annuities, which provide a reduced monthly amount for the participant’s life with the surviving spouse receiving 50%, 75% or 100%, as elected, of the reduced monthly amount, or in an actuarial equivalent 10-year certain-and life annuity, which provides a reduced monthly amount for the participant’s life and, if the participant dies within 10 years of benefit commencement, with payments to a designated beneficiary for the remainder of the 10-year certain period. For a married deferred vested participant, payment is also available in the form of an actuarial equivalent joint and 50% or 75% surviving spouse annuity, as elected. If a vested participant dies before benefit commencement, an annuity generally is payable to the participant’s surviving spouse in an amount based on the joint and 50% surviving spouse annuity that would have been payable to the participant beginning on the later of when the participant died or would have been eligible to commence a benefit.

Under the Pension Plan, post-January 1, 1988 through December 31, 2005 service (December 31, 2010 service for employees who had attained age 40 with two years of vesting service as of December 31, 2005) is credited at 1% of compensation, including salary, bonus and other non-equity incentive compensation, plus 0.4% of that part of the participant’s compensation in excess of the Social Security taxable wage base for such year. Service prior to 1988, if any, is credited on the basis of a percentage of the participant’s highest consecutive five-year average annual salary, equal to 1% for each year of service prior to 1982 and thereafter increasing by 0.05% each year until 1988, but only prospectively, i.e., with respect to service earned in such succeeding year. In addition, participants receive an additional credit of 0.25% for each pre-1988 year of service after age 55, subject to a maximum of 10 years of credit, plus an amount equal to 0.4% of the amount by which the participant’s pre-1988 career average annual base salary (three highest years) exceeds his or her Social Security covered compensation, multiplied by his years of pre-1988 credited service.

Windstream Benefit Restoration Plan. The Windstream Benefit Restoration Plan (“BRP”) contains an unfunded, unsecured pension benefit for a group of highly compensated employees whose benefits are reduced due to the IRS compensation limits for qualified plans. This plan was established by Alltel and assumed by Windstream at the spin-off. As with the Pension Plan, accruals are frozen for employees. No named executive officers continued to be eligible for accruals in the pension benefit of the BRP as of the end of 2010. The pension benefit under the BRP is calculated as the excess, if any, of (x) the participant’s Pension Plan benefit (on a single life-annuity basis payable commencing on the later of the participant’s retirement date or age 65) without regard to the IRS compensation limit ($260,000 for 2014) over (y) the participant’s regular Pension Plan benefit (on a single life-annuity basis payable commencing on the later of the participant’s retirement date or age 65 regardless of the actual form or timing of payment). If the participant has not attained age 65 on the date his benefit is scheduled to commence, the BRP benefit is reduced to the extent as the Pension Plan benefit would have been reduced based on reduction factors as in effect on December 31, 2007. For purposes of the preceding calculations, compensation has the same meaning provided in the foregoing description of the Pension Plan. The payment of a participant’s retirement benefit under the BRP shall commence as of the first day of the first month following the later of (i) his 60th birthday or (ii) the six-month anniversary of the participant’s separation from service. Benefits are paid over the life of the participant if the participant is alive when benefits commence or over the life of the spouse if the benefit is paid as a pre-retirement death benefit. The benefit will be paid in one lump sum payment if the actuarial present value is less than $30,000. To the extent permitted by the IRC Section 409A, the Benefits Committee comprised of the Chief Financial Officer, Executive Vice President-Operations, Chief Human Resources Officer and Vice President-Compensation and Benefits, authorized by the Board of Directors to manage the operation and administration of all employee benefit plans, including non-qualified plans, may direct that the benefit be paid in an alternative form provided that it is the actuarial equivalent of the normal form of benefit so that the BRP benefit is paid in the same form as the Pension Plan benefit. None of the named executive officers were yet eligible to commence their benefit under the BRP as of the end of 2014.

Non-Qualified Deferred Compensation

The Windstream 2007 Deferred Compensation Plan (the “2007 Plan”) is a non-qualified deferred compensation plan offered to executive officers and other key employees. Participants may defer up to 25% of base salary and 50% of bonus. The 2007 Plan also allows Windstream to make discretionary contributions to the 2007 Plan to replace contributions that Windstream is limited from making to its 401(k) qualified plan as a result of limits imposed by the Internal Revenue Code. These discretionary contributions equal the amount that could have been credited to the executive officers as a matching contribution under Windstream’s 401(k) plan had compensation not been limited under the 401(k) plan by the Internal Revenue Code, plus the amount, if any, by which the executive officer’s matching contribution under the Windstream 401(k) plan is reduced due to the executive officer’s contributions to the 2007 Plan. Participant accounts are credited with earnings based on a portfolio of investment funds.

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Payments are made under the 2007 Plan in cash at certain future dates as specified by the participants or upon separation of service.

NON-QUALIFIED DEFERRED COMPENSATION

	Executive	Windstream	Aggregate	Aggregate	Aggregate Balance at
	Contributions in Last	Contributions in Last	Earnings in Last	Withdrawals/	12/31/2014
Name	FY ($)	FY ($) (1)	FY ($) (2)	Distributions ($)	($) (3)(4)(5)
Anthony W. Thomas	-	20,600	24,493	416,841	203,656
Robert E. Gunderman	10,186	1,566	3,459	-	77,373
John P. Fletcher	-	24,200	1,639	-	180,217
J. David Works, Jr.	-	17,836	1	-	17,837
John C. Eichler	-	4,483	40,501	-	531,560
Jeffery R. Gardner	196,943	77,418	82,216	-	2,437,741
Brent Whittington	-	33,488	74,692	-	1,305,392

(1)	These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table.
(2)	There were no “above-market earnings” for 2014 and therefore none of these amounts were included in the Summary Compensation Table.
(3)	Balances are paid following termination or upon a date chosen by participant, subject to compliance with Section 409A of the Internal Revenue Code.
(4)	All amounts contributed by a named executive officer and Windstream in prior years have been reported in the Summary Compensation Tables in our previously filed proxy statements in the year earned to the extent he/she was a named executive officer for purposes of the SEC’s executive compensation disclosure.
(5)	In addition to the amounts described in footnotes (1) and (4) above, the amount shown in this column includes amounts reported as compensation for each of the NEOs in the Summary Compensation tables in prior years.

Death or Disability

Windstream would have been obligated to provide each of the executive officers listed below (or his beneficiary) with the following estimated payments in the event that he had died or become “disabled” (as defined below) while employed with Windstream on December 31, 2014. Messrs. Gardner and Whittington are not included in the table below because, as a result of their resignations during 2014, neither they nor their beneficiaries were entitled to death or disability benefits on December 31, 2014.

	Accelerated Vesting	Accelerated Vesting
	of Restricted	of Annual	Total for
	Shares	Incentive Compensation	Death or Disability
Name	($) (1)	($) (2)	($)
Anthony W. Thomas	3,324,626	127,400	3,452,026
Robert E. Gunderman	958,213	33,302	991,515
John P. Fletcher	2,067,614	115,360	2,182,974
J. David Works, Jr.	1,326,241	104,160	1,430,401
John C. Eichler	453,842	32,480	486,322

(1)	The value of the accelerated vesting of restricted shares is based on the closing price of Windstream’s Common Stock on December 31, 2014 of $8.24 per share.

(2)	These amounts reflect actual 2014 payouts, which are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

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Accelerated Vesting of Restricted Shares. In the event that a named executive officer listed above died or became permanently disabled (as determined by the Compensation Committee in its sole discretion) while employed with Windstream, then his or her unvested restricted stock or performance-based restricted stock or units would immediately vest in full.

Performance Incentive Compensation Plan. During 2014, each of the named executive officers listed above participated in the Performance Incentive Compensation Plan, which is an annual bonus plan. If an executive either died or became “disabled” during the year, then his 2014 annual bonus under the Performance Incentive Compensation Plan would have been pro-rated on the basis of the ratio of the number of days of participation during the plan year to the number of days during the plan year and paid by Windstream in a lump sum following the end of the year. For this purpose, the term “disability” means incapacity resulting in the executive being unable to engage in gainful employment at his usual occupation by reason of any medically demonstrable physical or mental condition, excluding, however, incapacity resulting from a felonious enterprise; chronic alcoholism or addiction to drugs or abuse; and self-inflicted injury or illness.

Potential Payments Upon Termination or Change-in-Control

Windstream has entered into certain agreements and maintains certain plans and arrangements that require Windstream or its successors to pay or provide certain compensation and benefits to its named executive officers in the event of certain terminations of employment or a change-in-control of Windstream. The estimated amount of compensation and benefits payable or provided to each named executive officer (except Messrs. Gardner and Whittington) in each situation is summarized below, assuming that the triggering event occurred on the last day of the 2014 fiscal year. With respect to Messrs. Gardner and Whittington, the actual amounts of compensation and benefits paid to each of them in connection with their terminations of employment in 2014 are disclosed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The actual amounts that would be paid to each named executive officer upon certain terminations of employment or upon a change-in-control can only be determined at the time the actual triggering event occurs. The estimated amounts of compensation and benefits described below are in addition to the benefits to which the named executive officers would be entitled to receive upon termination of employment generally under the retirement plans and programs described in the sections above titled “Pension Benefits” and “Non-Qualified Deferred Compensation.” This section identifies and quantifies the extent to which those retirement benefits are enhanced or accelerated upon the triggering events described below.

Voluntary Termination Without “Good Reason” or Involuntary Termination For “Cause”. Windstream does not maintain any plans or arrangements that would provide benefits to its named executive officers solely as a result of a voluntary termination by a named executive officer without “good reason” or an involuntary termination by Windstream for “cause” (each as defined under the heading “Voluntary Termination for ‘Good Reason’ or Involuntary Termination without ‘Cause’” immediately below).

Voluntary Termination for “Good Reason” or Involuntary Termination without “Cause”. Windstream has entered into an Employment Agreement with Mr. Thomas. Under the Employment Agreement, if Windstream or its affiliates terminated Mr. Thomas’s employment without “cause” (as defined below) or if Mr. Thomas terminated his employment with Windstream or its affiliates for “good reason” (as defined below) on December 31, 2014, then Windstream would have been obligated to pay Mr. Thomas, in a lump sum, approximately $3,000,000. This severance benefit under the Employment Agreement equals (i) his annual base salary through the date of termination and any other vested benefits, in each case to the extent not previously paid and (ii) three times his annual base salary.

The Employment Agreement provides that upon termination of employment for any reason, Mr. Thomas is prohibited from soliciting employees or customers or competing against Windstream for a one-year period and is subject to confidentiality and non-disparagement restrictions. Moreover, he is required to sign a release of all claims against Windstream prior to receiving severance benefits under the agreement.

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For purposes of the Employment Agreement, the term “cause” generally means (i) the willful failure by Mr. Thomas substantially to perform his duties to Windstream; (ii) a conviction, guilty plea or plea of nolo contendere of Mr. Thomas for any felony; (iii) gross negligence or willful misconduct by Mr. Thomas that is intended to or does result in his substantial personal enrichment or a material detrimental effect on the reputation or business of Windstream or any affiliate; (iv) a material violation by Mr. Thomas of the corporate governance board guidelines and code of ethics of Windstream or any affiliate; (v) a material violation by Mr. Thomas of the requirements of the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule or regulation; (vi) the repeated use of alcohol by Mr. Thomas that materially interferes with his duties, the use of illegal drugs, or a violation of the drug and/or alcohol policies of Windstream or any affiliate; or (vii) a material breach by Mr. Thomas of any non-solicitation, non-disparagement or confidentiality restrictions.

For purposes of the Employment Agreement, the term “good reason” generally means the occurrence, without Mr. Thomas’s express written consent, of any one or more of the following: (i) any action of Windstream or its affiliates that results in a material adverse change in Mr. Thomas’s position (including status, offices, title, and reporting requirements), authorities, duties, or other responsibilities; (ii) a material reduction by Windstream in Mr. Thomas’s compensation; (iii) the failure of the Board of Directors to nominate Mr. Thomas for election or re-election to the Board; or (iv) a material breach by Windstream of any provision of the Employment Agreement. Before Mr. Thomas may resign for “good reason,” Windstream must have an opportunity within 30 days after receipt of notice to cure the “good reason” condition(s). Notwithstanding the foregoing, in no event shall “good reason” occur as a result of the following: (i) a reduction in any component of Mr. Thomas’s compensation if other components of his compensation are increased or a substitute or alternative is provided so that his overall compensation is not materially reduced; (ii) Mr. Thomas does not earn cash bonuses or benefit from equity incentives awarded to him because the performance goals or targets were not achieved; and (iii) the suspension of Mr. Thomas for the period during which the Board of Directors is making a determination whether to terminate him for cause.

Messrs. Fletcher and Works are eligible to receive severance benefits of three times, Mr. Gunderman two times, and Mr. Eichler one time salary and target bonus if their employment is terminated by Windstream without cause or if they resign for good reason. “Cause” and “good reason” are defined in the current form of the change-in-control Agreements, as noted below.

Change-in-Control. Windstream does not maintain any plans or arrangements that would provide benefits to the NEOs solely as a result of a change-in-control (a single trigger).

Change-in-Control Agreements. Effective January 1, 2013, Windstream entered into a new form of change-in-control agreement to replace and supersede the prior change-in-control agreement with its executive officers, including the NEOs. The terms of the current form of change-in-control agreement are generally the same as the prior form of change-in-control agreement, except that the new form of change-in-control agreement eliminates the tax gross-up provision applicable under certain circumstances under agreements entered into prior to 2009. The current form of change-in-control agreement does not provide for a gross-up payment to any of Windstream’s named executive officers to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 of the Internal Revenue Code. Instead, under the current form of change-in-control agreement, if such excise taxes would be imposed, the executive will either receive all of the benefits to which he or she is entitled under the agreement, subject to the excise tax, or have his or her benefits under the agreement reduced to a level at which the excise tax will not apply, depending upon which approach would provide the executive with the greater net after-tax benefit.

Under the current change-in-control agreement, a covered executive would be entitled to certain severance benefits if, during the two-year period following a change-in-control (as defined herein), Windstream terminates the executive’s employment without “cause” (as defined below) or the executive terminates his or her employment with Windstream for “good reason” (as defined herein). In general, the executive officers would be entitled to receive, in a lump sum paid by Windstream or its successor, the following amounts pursuant to the change-in-control agreements:

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●	Three times for Messrs. Thomas, Fletcher, and Works, two times for Mr. Gunderman, and one time for Mr. Eichler the sum of the executive’s base salary and target annual incentive compensation (in each case, as in effect on the date of the change-in-control, or if higher, on the date of termination);
●	Pro-rated amount of target annual incentive compensation for the year of termination;
●	A cash equivalent for three years of health care premiums; and
●	Outplacement services with a value of no more than $50,000 for Messrs. Thomas, Fletcher, and Works and $25,000 for Messrs. Gunderman and Eichler.

Terminated executives are prohibited from soliciting employees or customers or competing against Windstream or the acquiring or successor entity for a one-year period and are subject to a confidentiality restriction. Moreover, a terminated executive is required to sign a release of all claims against Windstream and the acquiring or successor entity prior to receiving severance benefits under the change-in-control agreement.

The Compensation Committee believes these benefits are consistent with market practice and fit into the overall compensation packages to sufficiently attract and retain talent. Windstream is protected by the non-competition provisions of the arrangements and by having these benefits, senior executives are not discouraged from pursuing the best alternative for long-term value for stockholders, which might include potential change-in-control transactions.

Accelerated Vesting of Restricted Shares. All unvested restricted stock or performance-based restricted stock or units held by the named executive officers listed above would have become vested if a change-in-control (as defined herein) occurred on December 31, 2014 and Windstream terminated the executive’s employment without “cause” (as defined herein) or the executive terminated his or her employment with Windstream for “good reason” (as defined herein) following such change-in-control.

Definitions. For purposes of the Change-in-Control Agreements and the restricted shares described above for all executive officers, the following terms have the meanings set forth below:

●	“Change-in-control”. A change-in-control generally means any of the following: (i) an acquisition of 50% or more of Windstream’s Common Stock; (ii) a change in the membership of Windstream’s board of directors, such that the current incumbents and their approved successors no longer constitute a majority; (iii) a reorganization, merger, consolidation or sale or other disposition of more than 50% of Windstream’s assets in which any one of the following is true: Windstream’s pre-transaction stockholders do not hold at least 50% of the combined enterprise; there is a 50%-or-more stockholder of the combined enterprise (other than as a result of conversion of the stockholder’s pre-combination interest in Windstream); or the members of Windstream’s board of directors (immediately before the combination) do not make up a majority of the board of the combined enterprise; or (iv) stockholders approve a complete liquidation of Windstream.

●	“Cause”. In general a termination is for cause if it is for any of the following reasons: (i) the willful failure by the executive substantially to perform his duties with Windstream; (ii) a conviction, guilty plea or plea of nolo contendere of the executive for any felony; (iii) the willful misconduct by the executive that is demonstratively and materially injurious to Windstream or its affiliates, monetarily or otherwise; (iv) a material violation by the executive of the corporate governance board guidelines and code of ethics of Windstream or any affiliate; (v) a material violation by the executive of the requirements of the Sarbanes- Oxley Act of 2002 or other federal or state securities law, rule or regulation; (vi) the repeated use of alcohol by the executive that materially interferes with his duties, the use of illegal drugs, or a violation of the drug and/or alcohol policies of Windstream or any affiliate; or (vii) a material breach by the executive of any non-solicitation or confidentiality restrictions.

●	“Good Reason”. In general a termination by the executive is for good reason if it is for any of the following reasons: (i) the assignment to the executive of any duties inconsistent with the executive’s status as an executive officer or a substantial adverse change in the nature or status of the executive’s responsibilities; (ii) a reduction by Windstream in the executive’s annual base salary; (iii) the relocation of the principal executive offices of Windstream by more than 35 miles or Windstream’s requiring the executive to be based anywhere other than its principal executive offices; (iv) the failure by Windstream to pay to the executive any portion of the executive’s current compensation, deferred compensation or business expense reimbursements; (v) the failure by Windstream to continue in effect any compensation plan in which the executive participates unless an equitable alternative arrangement has been made, or the failure by Windstream to continue the executive’s participation in those plans; (vi) the failure by Windstream to continue to provide the executive with benefits substantially similar to those enjoyed by the executive under any of Windstream’s retirement, welfare and fringe benefit plans; (vii) any purported termination by Windstream of the executive’s employment that is not effected in accordance with the terms of the Change-in-Control Agreement; or (viii) any failure by Windstream to require the successor to assume the agreement.

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Qualifying Termination Following Change-in-Control. Each executive officer listed below would have been entitled to the following estimated payments and benefits from Windstream or its successor if a change-in-control (as defined herein) occurred on December 31, 2014 and Windstream terminated the executive’s employment without “cause” (as defined herein) or the executive terminated his or her employment with Windstream for “good reason” (as defined herein) immediately following such change-in-control.

						Total on a
					Accelerated	Qualifying
			Cash Equivalent		Vesting of	Termination
	Cash		for Health Care	Outplacement	Restricted	Following a
	Severance	Pro-Rated	Premiums	Services	Shares	Change-in-Control
Name	($) (1)	Bonus	($)	($)	($) (2)	($) (3)
Anthony W. Thomas	4,365,000	455,000	55,673	50,000	3,324,626	8,250,299
Robert E. Gunderman	1,137,870	118,935	37,548	25,000	958,213	2,277,566
John P. Fletcher	2,781,000	412,000	56,323	50,000	2,067,614	5,366,937
J. David Works, Jr.	2,511,000	372,000	46,487	50,000	1,326,241	4,305,728
John C. Eichler	406,000	116,000	16,794	25,000	453,842	1,017,636

(1)	This amount includes the annual incentive compensation for the year of termination, which is reflected in the Grants of Plan-Based Awards Table. Actual 2014 payouts are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	The value of the accelerated vesting of restricted shares is based on the closing price of Windstream’s Common Stock on December 31, 2014 of $8.24 per share.
(3)	None of the named executive officers are eligible to receive a tax gross-up payment for the golden parachute excise tax imposed on the change in control severance benefits under Sections 280G and 4999 of the tax code. Instead, each of them would either (i) have his or her severance benefits reduced to a level such that the golden parachute excise tax would not apply, or (ii) receive all the benefits to which he or she is entitled and pay the related excise tax, whichever would result in the greater net after-tax benefit to the executive. For purposes of these calculations, we have assumed that the severance benefits would not be reduced.

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PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Annual Meeting, the Board of Directors is providing stockholders of Windstream the opportunity to vote on the following advisory (non-binding) resolution:

“Resolved, that the compensation paid to Windstream’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As described in the Compensation Discussion and Analysis, our executive compensation philosophy, policies, and practices are designed to:

●	Provide a high correlation between pay and performance;
●	Align management’s interests with the long-term interests of Windstream’s stockholders; and
●	Provide competitive compensation and incentives to attract and retain key executives.

Our core program consists of base salary, annual cash incentives and long-term equity incentives.

The following is a summary of key considerations that stockholders should take into account when assessing our executive compensation program:

●	Our goal is to improve our customer experience; operate a best-in-class network; and deliver improved financial performance and increased value for stockholders. Our path for creating value for stockholders is to grow revenue and adjusted Operating Income before Depreciation and Amortization (OIBDA), with prudent capital investments.

●	In 2014, we announced a ground-breaking strategic initiative to create an independent publicly traded real estate investment trust (REIT), Communications Sales & Leasing, Inc. (CS&L). The proposed transaction is expected to close in the second quarter of 2015 and will enable Windstream to accelerate network investments, provide enhanced services to customers, and maximize stockholder value.

●	Our 2014 financial and operating results were below expectations, and the low compensation payouts received under our executive compensation programs reflect the rigorous performance objectives contained in our at-risk compensation programs and the achievement of a high correlation between pay and performance under our executive compensation plans.

The Board of Directors values and encourages constructive dialogue on compensation and other important governance topics with Windstream’s stockholders, to whom it is ultimately accountable. The Board of Directors requests stockholder approval of Windstream’s overall executive compensation philosophy, policies and practices. Although your vote is advisory and will not be binding upon Windstream or the Board of Directors, nor will it create or imply any change in the fiduciary duties of Windstream or the Board of Directors, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the named executive officers each year at the annual meeting of stockholders. Accordingly, the next such vote is expected to occur at the 2016 Annual Meeting of Stockholders.

Board Recommendation THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF PROPOSAL NO. 2.

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PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” PROPOSAL NO. 2 UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

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PROPOSAL NO. 3

AMENDMENT TO THE WINDSTREAM CERTIFICATE AND WINDSTREAM BYLAWS
TO ENABLE STOCKHOLDERS TO CALL SPECIAL MEETINGS

The Windstream Board of Directors is once again asking stockholders to approve amendments to the Amended and Restated Certificate of Incorporation of Windstream Holdings, Inc. (the “Windstream Certificate”) and the Amended and Restated Bylaws of Windstream Holdings, Inc. (the “Windstream Bylaws”) to enable stockholders holding 20% or more of our outstanding common stock to call a special meeting under certain circumstances.

At the 2014 Annual Meeting, stockholders were presented with amendments to the Windstream Certificate and Windstream Bylaws identical to those presented in this Proposal No. 3. As is the case with this Proposal No. 3, an affirmative vote of the holders of at least 66 ⅔% of our outstanding common stock was required to approve last year’s amendments. While last year’s proposal failed to garner the support necessary to pass, it received the support of 48.27% of our outstanding common stock, representing approximately 98% of the votes cast on such proposal at last year’s annual meeting (excluding abstentions and broker non-votes). Considering the level of support for such amendments, the Windstream Board of Directors deemed it advisable and in the best interest of Windstream and its stockholders to once again ask stockholders to approve the amendments to the Windstream Certificate and Windstream Bylaws to enable stockholders holding 20% or more of our outstanding common stock to call a special meeting under certain circumstances.

Background. The Windstream Certificate currently provides that special meetings of stockholders “may be called only by the Board of Directors.” The Windstream Board of Directors has carefully considered the implications of amending the Windstream Certificate to allow stockholders to call a special meeting of stockholders. The ability of stockholders to call special meetings is increasingly considered an important aspect of good corporate governance. The Board continues to support the practice of permitting stockholders to request special meetings, provided that the meeting is called by stockholders owning a significant percentage of the shares of the Company. After careful discussion and consideration, including consideration of the level of support received by this proposal at the 2014 Annual Meeting and feedback it has received from stockholders on this subject matter, the Windstream Board of Directors again determined that it is consistent with best corporate governance practices and in the best interests of Windstream and our stockholders to amend the Windstream Certificate to permit stockholders who have held at least a 20% “net long position” in our outstanding capital stock for at least one year to call a special meeting of stockholders, subject to the conditions set forth in the Windstream Bylaws, as amended and described below.

The Board continues to believe that special meetings should only be called to consider extraordinary events that are of interest to a broad base of stockholders and that cannot be delayed until the next annual meeting. The Board also believes that establishing a 20% ownership threshold to request a special meeting strikes a reasonable balance between enhancing stockholder rights and protecting against the risk that a small minority of stockholders, including stockholders with special interests, could call one or more special meetings that could result in unnecessary financial expense and disruption to our business. For every special meeting, Windstream is required to provide each stockholder a notice of meeting and proxy materials, which results in significant legal, printing and mailing expenses, as well as other costs normally associated with holding a stockholder meeting. Additionally, preparing for stockholder meetings requires significant attention of the Company’s directors, officers and certain employees, diverting their attention away from performing their primary function, which is to operate the Company’s business in the best interests of the stockholders.

Additionally, the proposed amendments would require that stockholders requesting a special meeting hold the requisite stock ownership percent in a “net long position.” A stockholder’s “net long position” is the amount of Windstream shares of common stock in which the stockholder holds a positive (also known as “long”) economic interest, reduced by the amount of Windstream shares of common stock which the stockholder holds a negative (also known as “short”) economic interest. Taking into account the extent to which stockholders requesting a special meeting hedge their shares (or otherwise reduce or offset their economic exposure in their shares) and how long they have held those shares ensures that on balance, stockholders seeking to call a special meeting share the same economic interest in the Company as the majority of stockholders. Requiring that stockholders have held their shares for at least one year helps to ensure that their economic interest in the Company’s affairs is more than transitory.

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Text and Legal Effect of Proposed Amendments. The proposed amendment to the Windstream Certificate would permit a special meeting to be called by the holders of record of at least 20% of Windstream’s outstanding common stock, subject to the procedures and other requirements as provided in the Windstream Bylaws. Under the proposed amendments to the Windstream Bylaws, a special meeting may be called upon the request of stockholders under the following circumstances:

●Subject to the notice, information and other requirements set forth in the Windstream Bylaws, a special meeting of stockholders may be called upon receipt by Windstream’s Corporate Secretary of a written request from one or more stockholders of record who have continuously held at least a 20% “net long position” of our outstanding common stock for at least one year prior to the date such request is delivered to Windstream’s Corporate Secretary.
●Each written request must be signed by the requesting stockholder(s) and must include information concerning both the requesting stockholder(s) and the business proposed to be brought before the special meeting, similar in some respects to the information currently required by the Windstream Bylaws with respect to presenting stockholder business at annual meetings.
●Each requesting stockholder must also include documentary evidence as to whether such stockholder meets the ownership requirements discussed above.
●Requesting stockholders must update and supplement their requests so that the information previously provided to Windstream is true and correct as of the record date.
●The Board would be entitled to submit its own proposal or proposals for consideration at the special meeting.
●Upon receipt of a valid stockholder request to call a special meeting, the Windstream Board of Directors must set the meeting within 90 days.

The proposed amendments to the Windstream Bylaws also contain various exceptions and timing mechanisms that are intended to avoid the cost and disruption that would result from multiple stockholder meetings being held in a short time period and to prevent duplicative and unnecessary stockholder meetings. For example, Windstream will not be required to call a special meeting if the special meeting request relates to an item that is not a proper subject for stockholder action under applicable law or if the request is delivered during the period commencing 90 days prior to the first anniversary of the immediately preceding annual meeting and ending on the earlier of the next annual meeting or 30 days after the first anniversary of the immediately preceding annual meeting. If a requesting stockholder does not comply with the requirements and conditions provided for in the proposed amendments to the Windstream Bylaws, a special meeting request will be deemed ineffective and will not be accepted by the Company.

The summary of the proposed amendments to the Windstream Certificate and Windstream Bylaws set forth above is qualified in its entirety to the text of the proposed amendments, which are attached as Appendix B to this Proxy Statement. Additions of text to the Windstream Certificate and Windstream Bylaws contained in Appendix B are indicated by underlining and text that will be deleted is stricken through.

Vote Requirement. The affirmative vote of the holders of at least 66 ⅔% of our outstanding common stock is required to approve the amendments to the Windstream Certificate proposed by this Proposal No. 3. If this proposal is approved by stockholders, we intend to promptly file an appropriate amendment to the Windstream Certificate with the State of Delaware. The proposed corresponding amendments to the Windstream Bylaws will become effective if and when the proposed amendments to the Windstream Certificate become effective. If this proposal is not approved by stockholders, neither the amendment to the Windstream Certificate nor the corresponding amendments to the Windstream Bylaws will become effective and stockholders will not be permitted to request a special meeting of stockholders.

Board Recommendation THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.

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PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” PROPOSAL NO. 3 UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

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PROPOSAL NO. 4

AMENDMENTS TO THE WINDSTREAM CERTIFICATE AND WINDSTREAM BYLAWS
TO ELIMINATE SUPER-MAJORITY VOTING REQUIREMENTS

The Windstream Board of Directors is recommending that our stockholders amend the Windstream Certificate and the Windstream Bylaws to (i) eliminate the super-majority voting provisions contained in the Windstream Certificate and Windstream Bylaws and (ii) lower the voting standard for amendments of the Windstream Bylaws generally from the affirmative vote of a majority of Windstream’s outstanding common stock (the current standard for amending the Windstream Bylaws) to a majority of the votes cast.

2014 Proposal. At the 2014 Annual Meeting, stockholders were presented with amendments to the Windstream Certificate and Windstream Bylaws (the “2014 Proposal”) substantially similar to those presented in this Proposal No. 4. As is the case with this Proposal No. 4, an affirmative vote of the holders of at least 66 ⅔% of our outstanding common stock was required to approve the 2014 Proposal. While it failed to garner the support necessary to pass, the 2014 Proposal received the support of 47.75% of our outstanding common stock, representing approximately 98% of the votes cast on such proposal at last year’s annual meeting (excluding abstentions and broker non-votes). Considering the level of support for the 2014 Proposal, the Windstream Board of Directors deems it advisable and in the best interest of Windstream and its stockholders to once again ask stockholders to approve the amendments to the Windstream Certificate and Windstream Bylaws to eliminate the super-majority voting provisions contained in the Windstream Certificate and Windstream Bylaws.

Change from 2014 Proposal. This year’s proposed amendments will also have the effect of lowering the voting standard for amendments of the Windstream Bylaws generally from the affirmative vote of a majority of Windstream’s outstanding common stock to a majority of the votes cast. This is a change from the 2014 Proposal.

During our stockholder outreach efforts over the past year, we again discussed with Windstream’s stockholders their perspective on eliminating the super-majority voting provisions contained in the Windstream Certificate and Windstream Bylaws, all of whom generally favored the elimination of Windstream’s super-majority voting provisions. An additional theme that emerged from these conversations was stockholders’ desire to lower the voting standard for amendments of the Windstream Bylaws to a majority of the votes cast. After discussion with management, careful consideration of this issue and an examination of trends and best practices in corporate governance on this matter, the Board determined it is in the best interest of Windstream and its stockholder to lower the voting standard for amending the Windstream Bylaws to a majority of votes cast.

History of this Proposal. At the 2013 Annual Meeting of Stockholders, stockholders approved a stockholder proposal requesting the Windstream Board of Directors “take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws.” As a result and prior to the 2014 Annual Meeting, the Windstream Board of Directors evaluated, as it has on numerous occasions before, the voting requirements imposed by the Windstream Certificate and Windstream Bylaws to ensure that they are in the best interests of Windstream and its stockholders. In evaluating the current voting requirements, the Board:

●re-examined the various arguments for and against the current voting standards imposed by the Windstream Certificate and Windstream Bylaws;
●discussed with management the results of conversations with several of Windstream’s largest stockholders regarding their perspective on this matter; and
●reviewed trends and best practices in corporate governance, as well as the corporate governance practices and policies of a number of other public corporations.

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After such evaluation, the Board determined that the current voting requirements imposed by the Windstream Certificate and Windstream Bylaws are designed to ensure that interests of all stockholders are fully protected by requiring that certain extraordinary matters and fundamental changes to corporate governance receive the support of a broad consensus of Windstream’s stockholders, which the Board believes protects all stockholders against self-interested actions by one or a few large stockholders. However, the Board recognized that there are different perspectives on this matter and compelling arguments for the elimination of super-majority approval standards, including growing sentiment that the elimination of such provisions increases a board’s accountability to stockholders and provides stockholders greater ability to participate in the corporate governance of a company. The Board also reviewed the governance policies of a number of corporations and determined that although many still include super-majority voting provisions, an increasing number of companies are beginning to view such a voting requirement as overly burdensome and inconsistent with principles of good corporate governance.

For these reasons, and in light of the approval of the stockholder proposal at the 2013 Annual Meeting of Stockholders, the Board determined that it was in the best interests of our stockholders to eliminate the super-majority voting provisions from the Windstream Certificate and Windstream Bylaws and presented stockholders with a proposal at the 2014 Annual Meeting to amend the Windstream Certificate and Windstream Bylaws to eliminate these voting provisions. The Board continues to believe it is in the best interests of our stockholders to eliminate these voting provisions, as well as to lower the voting standard for amendments of the Windstream Bylaws to a majority of the votes cast.

As discussed in greater detail below, each of the super-majority voting provisions contained in the Windstream Certificate and Windstream Bylaws govern the amendment of certain provisions of the Windstream Certificate and Windstream Bylaws regarding important corporate governance matters. If this proposal is approved by stockholders, any future amendment to these provisions of the Windstream Certificate and Windstream Bylaws by our stockholders will require, in the case of the Windstream Certificate, the approval of a majority of the outstanding shares of Windstream common stock (the lowest approval standard permitted by the DGCL) and, in the case of the Windstream Bylaws, the approval of a majority of the votes cast. Notwithstanding elimination of the super-majority voting provisions, any amendment to the Windstream Certificate will also require approval of the Board as is required by the DGCL, and the Board’s ability to make, alter, amend, change, add to or repeal the Windstream Bylaws will not be affected.

Current Voting Requirements. Article Seven of the Windstream Certificate requires the approval of the holders of at least 66 ⅔% of Windstream’s outstanding common stock to amend, alter, change or repeal the provisions of the Windstream Bylaws governing (1) substantive and procedural requirements regarding bringing business before an annual meeting, (2) the number, election and term of office of the Board of Directors, (3) the filling of vacancies on the Board of Directors, (4) the procedural requirements for the nomination of directors, and (5) amendment of the Windstream Bylaws. To amend, alter, change or repeal the remaining provision of the Windstream Bylaws, Article Seven of the Windstream Certificate requires the affiliate vote of a majority of Windstream’s outstanding common stock.

Article Eleven of the Windstream Certificate requires the approval of the holders of at least 66 ⅔% of our outstanding common stock to amend, alter, change or repeal the provisions of the Windstream Certificate governing (1) limits on the liability of Windstream’s directors, (2) the provision of indemnification for its directors and officers, (3) prohibitions on stockholders’ ability to act by written consent and to call special meetings, (4) amendment of the Windstream Certificate, and (5) Windstream’s election to be governed by Section 203 of the DGCL.

Text and Legal Effect of Proposed Amendments. Approval of this Proposal No. 4 will result in the following changes to the Windstream Certificate:

●Article Seven of the Windstream Certificate will be amended to (i) eliminate the super-majority voting provisions regarding amendments to the Windstream Bylaws and (ii) eliminate the stockholder voting standard for amendments of the Windstream Bylaws generally, thereby lowering the voting standard to the affirmative vote of a majority of the votes cast.
●Articles Eleven of the Windstream Certificate will be repealed, thereby reducing the required vote for amendment, alternation, change or repeal of all provisions of the Windstream Certificate to the affirmative vote of a majority of the outstanding shares of Windstream common stock, which is the lowest approval standard permitted by the DGCL.

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Article VII of the Windstream Bylaws is identical to Article Seven of the Windstream Certificate in that it requires the approval of the holders of at least 66 ⅔% of Windstream’s outstanding common stock to amend, alter, change or repeal the bylaw provisions listed above. The Board has approved a conforming amendment to Article VII of the Windstream Bylaws, and stockholder approval of this Proposal No. 4 will constitute approval of the conforming amendment to the Windstream Bylaws.

The summary of the proposed amendments to Articles Seven and Eleven of the Windstream Certificate and Article VII of the Windstream Bylaws set forth above is qualified in its entirety to the text of the proposed amendments, which are attached as Appendix C to this Proxy Statement.

Vote Requirement. The affirmative vote of the holders of at least 66 ⅔% of our outstanding common stock is required to approve the amendments to the Windstream Certificate proposed by this Proposal No. 4. If this proposal is approved by stockholders, we intend to promptly file an appropriate amendment to the Windstream Certificate with the State of Delaware. The proposed conforming amendments to the Windstream Bylaws will become effective if and when the proposed amendments to the Windstream Certificate become effective. If this proposal is not approved by stockholders, neither the amendment to the Windstream Certificate nor the conforming amendments to the Windstream Bylaws will become effective and both the current voting standard for amendments of the Windstream Bylaws generally and the super-majority voting provisions will remain in effect.

Board Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” PROPOSAL NO. 4.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” PROPOSAL NO. 4
UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

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PROPOSAL NO. 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANT

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to audit Windstream’s consolidated financial statements for the fiscal year ending December 31, 2015. Windstream is submitting to the stockholders for ratification at the Annual Meeting the selection of PwC as Windstream’s independent registered public accountant for 2015, although neither the Board of Directors nor its Audit Committee maintains a policy requiring Windstream to seek stockholder ratification of the independent accountant selection. PwC served as Windstream’s independent registered public accountant in connection with the audits of the 2013 and 2014 fiscal years. Information regarding PwC’s fees for 2013 and 2014 is provided below. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

If the stockholders fail to ratify the appointment of PwC as Windstream’s independent registered public accountant, the Board will reconsider the appointment. However, even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Windstream and its stockholders.

Audit and Non-Audit Fees. Aggregate fees for professional services rendered by PwC for the years ended December 31, 2014 and 2013 were:

In thousands	2014	2013
Audit Fees (a)	$4,253	3,523
Audit-Related Fees (b)	49	24
Tax Fees (c)	64	76
All Other Fees (d)	3	52
Total	$4,369	3,675

(a)	Audit fees includes fees for the annual audit and quarterly reviews of the consolidated financial statements as well as attestation reports required by statute or regulation, comfort letters and consents in respect to Securities and Exchange Commission filings, and accounting and financial reporting consultations. The increase in 2014 is due primarily to incremental audit and accounting services performed by PwC in connection with Windstream’s anticipated REIT spin-off, including SEC filings made in connection therewith.

(b)	Audit-related fees are comprised of assurance and related services that are traditionally performed by the independent registered public accounting firm and are not reported under “Audit Fees.” Excluded from the 2014 and 2013 amounts are $33,000 and $33,150, respectively, paid by the Windstream Pension Plan Trust for the audit of the Windstream Pension Plan.

(c)	Tax fees are principally comprised of fees for tax consulting services provided by PwC.

(d)	All other fees are comprised of fees which cannot be associated with the categories previously noted. The difference between 2014 and 2013 “all other fees” is primarily due to an external quality assessment of Windstream’s internal audit department performed in 2013.

In making its determination regarding the independence of PwC, the Audit Committee considered whether the provision of the services covered herein regarding “Audit-related fees,” “Tax fees” and “All other fees” was compatible with maintaining such independence. All services to be performed for Windstream by PwC must be pre-approved by the Audit Committee or a designated member of the Audit Committee pursuant to the Committee’s Pre-Approval Policies and Procedures. The Audit Committee’s pre-approval policy provides that Windstream may engage PwC for non-audit services (i) only if such services are not prohibited from being performed by PwC under the Sarbanes-Oxley Act of 2002 or any other applicable law or regulation and (ii) if such services are tax-related services, such services are one or more of the following tax-related services: tax return preparation and review; advice on income tax, tax accounting, sales/use tax, excise tax and other miscellaneous tax matters; tax advice and implementation assistance on restructurings, mergers and acquisition matters and other tax strategies. The pre-approval policy also provides that any request for approval for PwC to perform a permitted non-audit service must be accompanied by a discussion of the reasons why PwC should be engaged to perform the services. None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

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Board Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” PROPOSAL NO. 5.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” PROPOSAL NO. 5
UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

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STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Stockholders who intend to present proposals at the 2016 Annual Meeting of Stockholders, and who wish to have those proposals included in Windstream’s proxy statement for the 2016 Annual Meeting, must be certain that those proposals are received by the Corporate Secretary at 4001 Rodney Parham Road, Little Rock, Arkansas 72212, no later than December [●], 2015. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for Windstream’s 2016 Annual Meeting. Notice of stockholder proposals to be raised from the floor of the 2016 Annual Meeting of Stockholders outside of Rule 14a-8 must be received by the Corporate Secretary by no earlier than the close of business on January 15, 2016 and not later than the close of business on February 14, 2016.

RELATIONSHIPS AND CERTAIN RELATED TRANSACTIONS

Windstream has adopted a written policy for the review and approval of related party transactions. The Governance Committee is responsible for the review and approval of transactions covered by the policy, although transactions can also be approved by the dis-interested members of the Board of Directors.

Under the policy and subject to the exceptions noted below, the Governance Committee or the Board must approve any transaction in which Windstream is a participant, the amount involved equals or exceeds $120,000, and the transaction is required to be disclosed under SEC rules regarding related party transactions. To be approved, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party or is otherwise determined to be fair and in the best interests of Windstream. The persons covered by the policy are Windstream’s directors, director nominees, and executive officers, immediate family members of any of the foregoing, and any entity that is controlled by any of the foregoing persons.

Except as noted above, there were no commercial transactions between related parties and Windstream that required disclosure in this proxy statement.

Transactions covered by the policy do not include the provision of services, the sale of products or other transactions conducted by Windstream in the ordinary course of business and on terms generally available to employees or customers. Covered transactions also do not include an employment or service relationship involving a director or executive officer and any related compensation resulting from that relationship that is approved by Windstream’s Compensation Committee or is disclosed in the proxy statement pursuant to the SEC’s executive compensation rules. Additionally, covered transactions do not include employment relationships of immediate family members of executive officers as long as the immediate family member is not also an executive officer and is not related to the Chief Executive Officer or a director. Any employment relationships with immediate family members of executive officers that are not subject to the policy require the approval of the President and Chief Executive Officer. The Governance Committee also receives an annual report disclosing the terms of all related party transactions including transactions that do not require pre-approval by the Committee. The following is a summary of certain employment relationships occurring during 2014 involving Windstream, certain of its executive officers and certain members of their immediate family. Windstream believes the terms of the following employment relationships are comparable to terms that would have been reached by unrelated parties in arm’slength transaction.

In March 2015, Kenny Gunderman, brother of Robert Gunderman, who is Chief Financial Officer and Treasurer and an executive director of Windstream, became President and Chief Executive Officer of CS&L, Windstream’s newly formed REIT subsidiary that is expected to be spun-off into a new publicly traded company in 2015. In that capacity, he will receive a base salary of no less than $700,000 per year (subject to periodic review and increase). Upon consummation of the spin-off, Mr. Gunderman will be eligible to participate in any annual compensation plans as may be then implemented with a target bonus equal to 150% of his then base salary (which may be increased to 200% of his then base salary at the discretion of the Compensation Committee of CS&L’s board of directors) and will receive a time-based restricted stock award with a grant date value of $2,625,000, which will vest in full on the third anniversary of the spin-off. Additionally, for the fiscal year in which the spin-off occurs, CS&L will grant Mr. Gunderman restricted stock with a grant date value of $2,625,000; no more than seventy-five percent (75%) of the grant will be comprised of performance-based restricted stock or restricted stock units and the remaining percentage will be comprised of time-based restricted stock or restricted stock units vesting ratably over the three-year period following the spin-off.

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Christopher Gunderman, a brother of Robert Gunderman, is employed by Windstream as a Director-Operations Support. Christopher Gunderman received approximately $198,884.28 in total compensation during fiscal year 2014. Christopher Gunderman does not report to, and is not a member of the group led by, Robert Gunderman. Robert Gunderman is not responsible for the determination of Christopher Gunderman’s compensation or work responsibilities. David Martin is the brother-in-law of Brent Whittington, who was Chief Operating Officer and an executive officer of Windstream until September 1, 2014. Mr. Martin served as a Vice President – Direct Sales for Windstream during 2014. For 2014, Windstream paid Mr. Martin total compensation of $271,663.56. Both Christopher Gunderman and David Martin are compensated according to standard Windstream practices, including participation in the company’s employee benefit and compensation plans generally made available to employees with similar levels of responsibilities.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Windstream’s directors and executive officers, and persons who own more than ten percent of Windstream’s Common Stock, to file with the SEC and NASDAQ initial reports of ownership and reports of changes in ownership of that Common Stock. To Windstream’s knowledge, based solely upon a review of copies of reports provided by those individuals to Windstream and written representations of those individuals that no other reports were required with respect to the year ended December 31, 2014, Windstream believes that all of the foregoing filing requirements applicable to its directors, executive officers, and greater-than-ten percent beneficial owners have been met.

ANNUAL REPORT/HOUSEHOLDING

The 2015 Annual Report accompanies this Proxy Statement, which incorporates a copy of Windstream’s Annual Report on Form 10-K for the year ended December 31, 2014, including the consolidated financial statements and the financial statement schedules thereto.

For stockholders who elect to receive proxy materials by mail and not electronic delivery, only one copy of this proxy statement, and the accompanying Annual Report, is being delivered to such stockholders who share an address, unless Windstream has received contrary instructions from one or more of the stockholders. Windstream will promptly deliver a separate copy of this proxy statement and the accompanying Annual Report to any stockholder at a shared address to which a single copy of those documents has been delivered by mail upon the written or oral request from that stockholder to Windstream at the address or telephone number provided below. Any stockholder sharing a single copy of the proxy statement and Annual Report who wishes to receive a separate distribution by mail of Windstream’s proxy statement and Annual Report in the future and stockholders sharing an address and receiving by mail multiple copies of Windstream’s proxy statement and Annual Report who wish to share a single copy of those documents in the future should notify Windstream in writing to Investor Relations, Windstream Holdings, Inc., 4001 Rodney Parham Road, Little Rock, Arkansas 72212 or by calling (501) 748-7000.

OTHER MATTERS

The management and the Board of Directors of Windstream do not know of any other matters that may come before the meeting. If any other matters properly come before the meeting, however, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on those matters.

Windstream will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, directors, and employees of Windstream, personally or by telephone or electronic means. In the event the management of Windstream deems it advisable, Windstream may engage the services of an independent proxy solicitation firm to aid in the solicitation of proxies. The fees paid by Windstream, in the event of such an engagement, likely would not exceed $20,000. Windstream will pay persons holding stock in their names or those of their nominees for their expenses in sending soliciting material to their principals in accordance with applicable regulations.

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The material referred to in this Proxy Statement under the caption “Audit Committee Report” and the “Compensation Committee Report on Executive Compensation” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Exchange Act.

Dated: [●], 2015	By Order of the Board of Directors,
Kristi Moody
Secretary

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Appendix A

RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

In addition to financial results reported in accordance with generally accepted accounting principles (“GAAP”), we utilize certain unaudited results of operations in this Proxy Statement which are not calculated in accordance with GAAP. A “non-GAAP measure” is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in a company’s financial statements. Adjusted operating income before depreciation and amortization (“OIBDA”), which is a non-GAAP measure, adjusts OIBDA by excluding merger and integration costs related to strategic transactions. We also utilize adjusted OIBDA to provide investors with useful information about our operating performance before the impacts of certain non-cash items and to enhance the comparability of operating results, and adjusted free cash flow which provides investors with useful information about the ability of our core operations to generate cash flow. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance or liquidity prepared in accordance with GAAP.

UNAUDITED ADJUSTED CONSOLIDATED RESULTS (NON-GAAP) (In millions)
	2014	2013
Reconciliation of Operating Income under GAAP to adjusted OIBDA and adjusted free cash flow:
Operating income under GAAP	$507.1	$1,009.0
Depreciation and amortization	1,386.4	1,340.9
OIBDA (A)	1,893.5	2,349.9
Merger and integration costs	40.4	30.2
Pension expense (benefit)	128.3	(115.3)
Restructuring charges	35.9	8.6
Share-based compensation	41.8	44.7
Adjusted OIBDA (B)	2,139.9	2,318.1

Adjustments:
Adjusted capital expenditures	(786.5)	(811.7)
Cash paid for interest	(568.1)	(609.4)
Cash refunded (paid) for taxes	8.8	(5.7)
Adjusted free cash flow	$794.1	$891.3

Dividends paid	$602.2

Payout ratio	76%

(A)	OIBDA is operating income before depreciation and amortization.

(B)	Adjusted OIBDA adjusts pro forma OIBDA for the impact of merger and integration costs, restructuring charges, pension expense (benefit) and share-based compensation.

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Appendix B

PROPOSAL NO. 3

AMENDMENT TO THE WINDSTREAM CERTIFICATE AND WINDSTREAM BYLAWS
TO ENABLE STOCKHOLDERS TO CALL SPECIAL MEETINGS

Proposed Amendment to the Windstream Certificate

ARTICLE
Ten

For so long as any security of the Company is registered under Section 12 of the Securities Exchange Act of 1934: (i) the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied; and (ii) special meetings of stockholders of the Corporation may be called only by (A) the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office or (B) holders of records of at least 20% aggregate of the outstanding capital stock of the Corporation, subject to the procedures and other requirements as provided in the Bylaws of the Corporation.

Corresponding Amendments to the Windstream Bylaws

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Annual Meeting. An annual meeting of the stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. At the annual meeting, stockholders shall elect Directors and transact such other business as properly may be brought before the annual meeting pursuant to Section 11 of ARTICLE II hereof.

Section 2. Special Meetings.

(a) Subject to this Section 2 of Article II, ~~S~~special meetings of the stockholders may only be called in the manner provided in ARTICLE TEN of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”). Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

(b) Subject to this Section 2(b) and other applicable provisions of these Bylaws, a special meeting of stockholders shall be called by the secretary of the Corporation upon the written request (each such request, a “Special Meeting Request” and such meeting, a “Stockholder Requested Special Meeting”) of one or more stockholders of record of the Corporation that together have continuously held, for their own account or on behalf of others, beneficial ownership of at least a twenty percent (20%) aggregate “net long position” of the capital stock issued and outstanding (the “Requisite Percentage”) for at least one year prior to the date such request is delivered to the Corporation (such period, the “One-Year Period”). For purposes of determining the Requisite Percentage, “net long position” shall be determined with respect to each requesting holder in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”); provided that (x) for purposes of such definition, (A) “the date that a tender offer is first publicly announced or otherwise made known by the bidder to the holders of the security to be acquired” shall be the date of the relevant Special Meeting Request, (B) the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of capital stock on the NASDAQ Stock Market (or any successor thereto) on such date (or, if such date is not a trading day, the next succeeding trading day), (C) the “person whose securities are the subject of the offer” shall refer to the Corporation, and (D) a “subject security” shall refer to the outstanding capital stock; and (y) the net long position of such holder shall be reduced by the number of shares of capital stock as to which such holder does not, or will not, have the right to vote or direct the vote at the Stockholder Requested Special Meeting or as to which such holder has, at any time during the One-Year Period, entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. Whether the requesting holders have complied with the requirements of this Section 2(b) and related provisions of these Bylaws shall be determined in good faith by the Board of Directors or its designees, which determination shall be conclusive and binding on the Corporation and the stockholders.

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(c) In order for a Stockholder Requested Special Meeting to be called, one or more Special Meeting Requests must be signed by the Requisite Percentage of stockholders submitting such request and by each of the beneficial owners, if any, on whose behalf the Special Meeting Request is being made and must be delivered to the secretary of the Corporation. The Special Meeting Request(s) shall be delivered to the secretary at the principal executive offices of the Corporation by nationally recognized private overnight courier service, return receipt requested. Each Special Meeting Request shall (i) set forth a statement of the specific purpose(s) of the Stockholder Requested Special Meeting and the matters proposed to be acted on at it, (ii) bear the date of signature of each such stockholder signing the Special Meeting Request, (iii) set forth (A) the name and address, as they appear in the Corporation's books, of each stockholder signing such request and the beneficial owners, if any, on whose behalf such request is made and (B) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) by each such stockholder and the beneficial owners, if any, on whose behalf such request is made, (iv) set forth any material interest of each stockholder signing the Special Meeting Request in the business desired to be brought before the Stockholder Requested Special Meeting, (v) include documentary evidence that the stockholders requesting the special meeting own the Requisite Percentage as of the date on which the Special Meeting Request is delivered to the secretary of the Corporation; provided, however, that if the stockholders are not the beneficial owners of the shares constituting all or part of the Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the secretary of the Corporation within ten (10) days after the date on which the Special Meeting Request is delivered to the secretary of the Corporation) that the beneficial owners on whose behalf the Special Meeting Request is made beneficially own such shares as of the date on which such Special Meeting Request is delivered to the secretary, (vi) an agreement by each of the stockholders requesting the special meeting and each beneficial owner, if any, on whose behalf the Special Meeting Request is being made to notify the Corporation promptly in the event of any decrease in the net long position held by such stockholder or beneficial owner following the delivery of such Special Meeting Request and prior to the Stockholder Requested Special Meeting and an acknowledgement that any such decrease shall be deemed to be a revocation of such Special Meeting Request by such stockholder or beneficial owner to the extent of such reduction, (vii) contain any other information that would be required to be provided by a stockholder seeking to bring an item of business before an annual meeting of stockholders pursuant to Article II, Section 11 of these Bylaws, and, (viii) if the purpose of the Stockholder Requested Special Meeting includes the election of one or more Directors, contain any other information that would be required to be set forth with respect to a proposed nominee pursuant to Article III, Section 4 of these Bylaws. Each stockholder making a Special Meeting Request and each beneficial owner, if any, on whose behalf the Special Meeting Request is being made is required to update such Special Meeting Request delivered pursuant to this Section 2 in accordance with the requirements of Article II, Section 11 and Article III, Section 4 of these Bylaws. Any requesting stockholder may revoke his, her or its Special Meeting Request at any time prior to the Stockholder Requested Special Meeting by written revocation delivered to the secretary of the Corporation at the principal executive offices of the Corporation. If at any time after sixty (60) days following the earliest dated Special Meeting Request, the unrevoked (whether by specific written revocation or by a reduction in the net long position held by such stockholder, as described above) valid Special Meeting Requests represent in the aggregate less than the Requisite Percentage, there shall be no requirement to hold a Stockholder Requested Special Meeting.

(d) In determining whether Special Meeting Requests have met the requirements of this Section 2, multiple Special Meeting Requests will be considered together only if (i) each Special Meeting Request identifies substantially the same purpose or purposes of the requested special meeting and substantially the same matters proposed to be acted on at the Stockholder Requested Special Meeting (in each case as determined in good faith by the Board), and (ii) such Special Meeting Requests have been delivered to the secretary within 60 days of the delivery to the secretary of the earliest dated Special Meeting Request relating to such item(s) of business.

(e) If none of the stockholders who submitted a Special Meeting Request appears or sends a qualified representative to present the item of business submitted by the stockholders for consideration at the Stockholder Requested Special Meeting, such item of business shall not be submitted for vote of the stockholders at such Stockholder Requested Special Meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation or such stockholder(s).

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(f) Except as provided in the next sentence, a Stockholder Requested Special Meeting shall be held at such date, time and place within or without the State of Delaware as may be fixed by the Board of Directors; provided, however, that the date of any such Stockholder Requested Special Meeting shall be not more than ninety (90) days after the date on which valid Special Meeting Request(s) constituting the Requisite Percent are delivered to the secretary of the Corporation (such date of delivery being the “Delivery Date”). Notwithstanding the foregoing, the secretary of the Corporation shall not be required to call a Stockholder Requested Special Meeting if (i) the Delivery Date is during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the earlier of (A) the date of the next annual meeting and (B) thirty (30) days after the first anniversary of the date of the immediately preceding annual meeting, or (ii) the Special Meeting Request(s) (A) relate to an item of business that is not a proper subject for action by the stockholders under applicable law; (B) were made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law or would cause the Corporation to violate any law; or (C) do not comply with the provisions of this Section 2. The procedures set forth in this Section 2 are the exclusive means by which items of business may be raised by stockholders at a Stockholder Requested Special Meeting.

(g) Written notice of a special meeting stating the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the purpose or purposes for which the meeting is called shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. Any notice relating to a special meeting appropriately called pursuant to this Section 2 shall describe the item or items of business to be considered at such special meeting. Business transacted at any special meeting shall be limited to the matters identified in the Corporation's notice given pursuant to this Section 2; provided, however, that nothing herein shall prohibit the Board of Directors from including in such notice and submitting to the stockholders additional matters to be considered at any Stockholder Requested Special Meeting.

Section 3. Place of Meetings. The Board of Directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Corporation.

Section 4. Notice. Whenever stockholders are required or permitted to take action at a meeting, written or printed notice, or notice by electronic transmission, stating the place, if any, date, time, if applicable, the means of remote communications and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally or by mail or, as provided below, by means of electronic transmission, by or at the direction of the Board of Directors, the chairman of the board, the president or the secretary. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to a stockholder given by the Corporation may be given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Notice shall be deemed to be delivered if mailed when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the Corporation. Notice given by electronic transmission shall be deemed to be delivered (i) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) by any other form of electronic transmission, when directed to the stockholder. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

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Section 5. Stockholders List. The officer having charge of the stock ledger of the Corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, that the Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 6. Quorum. The holders of a majority of the outstanding shares of capital stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by the General Corporation Law of the State of Delaware or by the Certificate of Incorporation. If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place. When a specified item of business requires a vote by a class or series (if the Corporation shall then have outstanding shares of more than one class or series) voting as a class or series, the holders of a majority of the shares of such class or series shall constitute a quorum (as to such class or series) for the transaction of such item of business.

Section 7. Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8. Vote Required. When a quorum is present at any meeting, the affirmative vote of a majority of votes cast on a subject matter at such meeting shall be the act of the stockholders on such matter, unless (i) by express provisions of an applicable law or of the Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question, or (ii) the subject matter is the election of Directors, in which case Section 2 of ARTICLE III hereof shall govern and control the approval of such subject matter.

Section 9. Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these Bylaws, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of capital stock held by such stockholder.

Section 10. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. Any proxy is suspended when the person executing the proxy is present at a meeting of stockholders and elects to vote, except that when such proxy is coupled with an interest and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

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Section 11. Business Brought Before an Annual Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) brought before the meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, such proposed business, other than the nominations of persons for election to the Board of Directors, must constitute a proper matter for stockholder actions, and the stockholder must have given timely notice thereof in writing to the secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed or public announcement of such date was made, whichever occurs first. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. A stockholder’s notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the text of the proposal or business, (ii) the reason for conducting such business and any material interest of the stockholder and any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or Stockholder Associated Person therefrom, (iii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and of any Stockholder Associated Person, (iv) the class and number of shares of the Corporation which are beneficially owned by the stockholder and by any Stockholder Associated Person, (vi) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (vi) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (b) otherwise to solicit proxies from stockholders in support of such proposal, and (vii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any such Stockholder Associated Person with respect to any share of stock of the Corporation.

(b) For purposes of this Section 11, “Stockholder Associated Person” of any stockholder shall mean (i) any person directly or indirectly controlling, controlled by or under common control with, or directly or indirectly acting in concert with, such stockholder and (ii) any beneficial owner of shares of stock of the Corporation owned of record or otherwise by such stockholder.

(c) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this section. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this section; if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. For purposes of this section, “public announcement” shall mean disclosure in a press release reported by Dow Jones News Service, Associated Press or a comparable national news service. Nothing in this section shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 promulgated under the ~~Securities~~ Exchange Act ~~of 1934 (the “Exchange Act”)~~.

(d) Except for proposals properly made in accordance with Rule 14a-8 promulgated under the Exchange Act, and included in the notice of meeting given by or at the direction of the Board of Directors, clause (a) of this Section 11 shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders (other than pursuant to a Special Meeting Request in accordance with the requirements set forth in Article II, Section 2), and the only matters that may be brought before a special meeting are the matters specified in the Corporation's notice of meeting. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Article III, Section 4 of these Bylaws.

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Appendix C

PROPOSAL NO. 4

AMENDMENTS TO THE WINDSTREAM CERTIFICATE AND WINDSTREAM BYLAWS
TO ELIMINATE SUPER-MAJORITY VOTING REQUIREMENTS

Proposed Amendments to the Windstream Certificate

ARTICLE
Seven

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to amend, alter, change or repeal the Bylaws of the Corporation. ~~Any amendment, alteration, change or repeal of the Corporation’s Bylaws by the stockholders of the Corporation shall require the affirmative vote of a majority of the outstanding shares of the Corporation entitled to vote on such amendment, alteration, change or repeal; provided, however, that Section 11 of ARTICLE TWO and Sections 2, 3, and 4 of ARTICLE THREE and ARTICLE SEVEN of the Corporation’s Bylaws shall not be amended, altered, changed or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least two thirds of the combined voting power of all of the then outstanding shares of the Corporation entitled to vote on such amendment, alteration, change or repeal.~~

ARTICLE
Eleven

[RESERVED] ~~Notwithstanding any other provisions of this Restated Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Restated Certificate, the affirmative vote of the holders of at least two-thirds of the combined voting power of all of the then outstanding shares of the Corporation eligible to be cast in the election of directors shall be required to amend, alter, change or repeal ARTICLES EIGHT, TEN or THIRTEEN hereof, or this ARTICLE ELEVEN, or any provision thereof or hereof.~~

Conforming Amendment to the Windstream Bylaws

ARTICLE VII

AMENDMENTS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend, change, add to or repeal these Bylaws by the affirmative vote of a majority of the total number of Directors then in office. Any alteration or repeal of these Bylaws by the stockholders of the Corporation shall require the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon at a duly organized regular or special meeting of stockholders at which a quorum is present. ~~outstanding shares of the Corporation entitled to vote on such alteration or repeal; provided, however, that Section 11 of ARTICLE II and Sections 2, 3, and 4 of ARTICLE III and this ARTICLE VII of these Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least two-thirds of the combined voting power of all of the then outstanding shares of the Corporation entitled to vote on such alteration or repeal.~~

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WINDSTREAM HOLDINGS, INC.
4001 NORTH RODNEY PARHAM ROAD
LITTLE ROCK, AR 72212

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/WIN15 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M86576-P62971	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WINDSTREAM HOLDINGS INC.

The Board of Directors recommends you vote FOR the following proposal:

1.	Election of Directors

Nominees:		For	Against	Abstain

1a.	Carol B. Armitage	☐	☐	☐

1b.	Samuel E. Beall, III	☐	☐	☐

1c.	Francis X. Frantz	☐	☐	☐

1d.	Jeffrey T. Hinson	☐	☐	☐

1e.	Judy K. Jones	☐	☐	☐

1f.	William G. LaPerch	☐	☐	☐

1g.	William A. Montgomery	☐	☐	☐

1h.	Michael G. Stoltz	☐	☐	☐

1i.	Anthony W. Thomas	☐	☐	☐

1j.	Alan L. Wells	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	To vote on an advisory (non-binding) resolution on executive compensation.	☐	☐	☐

3.	To approve amendments to the Certificate of Incorporation and Bylaws of Windstream Holdings, Inc. to enable stockholders to call special meetings under certain circumstances.	☐	☐	☐

4.	To approve amendments to the Certificate of Incorporation and Bylaws of Windstream Holdings, Inc. to eliminate super-majority provisions.	☐	☐	☐

5.	To ratify the appointment of PricewaterhouseCoopers LLP as Windstream's independent registered public accountant for 2015.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement, 2014 Annual Report and Form 10-K are available at www.proxyvote.com.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
M86577-P62971

Proxy — Windstream Holdings, Inc.

Notice of 2015 Annual Meeting of Stockholders
Thursday, May 14, 2015
10:00 a.m. local time

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 14, 2015.

The undersigned hereby appoints Anthony W. Thomas, Kristi Moody and Robert E. Gunderman, or either of them, with full power of substitution, as proxies and attorneys-in-fact with the power of substitution to represent the undersigned and to vote all of the undersigned's shares of voting stock at the Annual Meeting of Stockholders on May 14, 2015, and at any postponements or adjournments thereof, in accordance with and as more fully described in the Notice of 2015 Annual Meeting of Stockholders and the Proxy Statement, receipt of which is acknowledged. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" Proposals 1, 2, 3, 4 and 5.

Continued and to be signed on reverse side